UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material under § 240.14a-12
GoPro, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)
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April 21, 2020
Dear Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders of GoPro, Inc., which will be held virtually on Tuesday, June 2, 2020 at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2020, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend and therefore have chosen this over an in-person meeting.
The matters expected to be acted upon at the virtual Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by Internet or telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the virtual meeting or not. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares at the virtual meeting.
We look forward to your attendance at our virtual Annual Meeting.
Sincerely,
Nicholas Woodman
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2020 AT 10:00 A.M. (PACIFIC TIME):
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders of GoPro, Inc. will be held virtually on Tuesday, June 2, 2020, at 10:00 a.m. (Pacific Time). The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2020, where you will be able to listen to the meeting live, submit questions and vote online.
We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:
1.    To elect nine directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

Nicholas Woodman	Peter Gotcher	Susan Lyne
Tyrone Ahmad-Taylor	James Lanzone	Frederic Welts
Kenneth Goldman	Alexander Lurie	Lauren Zalaznick
2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020.
3. To hold an advisory vote on the resolution to approve executive compensation.
In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
Only stockholders of record at the close of business on April 9, 2020 are entitled to notice of, and to vote at, the virtual meeting and any adjournments or postponements thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the virtual meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at our headquarters.
Your vote as a GoPro, Inc. stockholder is very important. Each share of GoPro Class A common stock that you own represents one vote and each share of GoPro Class B common stock that you own represents ten votes. For questions regarding your stock ownership, contact your brokerage firm or other entity that holds your shares or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, by calling (800) 937-5449, by writing to 6201 15th Avenue, Brooklyn, New York 11219 or by e-mailing help@astfinancial.com.
By Order of the Board of Directors,
Nicholas Woodman
Chief Executive Officer
San Mateo, California
April 21, 2020

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

GOPRO, INC.
PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

GOPRO, INC.
3000 Clearview Way
San Mateo, California 94402

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

April 21, 2020
INFORMATION ABOUT SOLICITATION AND VOTING
The accompanying proxy is solicited on behalf of the board of directors of GoPro, Inc. (“GoPro”) for use at GoPro’s 2020 Annual Meeting of Stockholders to be held virtually on June 2, 2020, at 10:00 a.m. (Pacific Time) (“Annual Meeting”), and any adjournment or postponement of the Annual Meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/GPRO2020, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting (“Proxy Statement”) and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 21, 2020. GoPro’s annual report on Form 10-K for the year ended December 31, 2019 filed on
February 14, 2020 (“Annual Report”) will be available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient and less costly and helps in conserving natural resources.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 9, 2020 (“Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 128,638,019 shares of Class A common stock and 28,887,835 shares of Class B common stock outstanding and entitled to vote.
The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, each holder of shares of our common stock is entitled to one vote for each share of Class A common stock held and ten votes for each share of Class B common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a brokerage firm, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank, trustee or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

•
Proposal No. 1 – Election of Directors. Each director will be elected by a plurality of the votes cast, which means that the nine individuals nominated for election to the board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or any of the nominees or “WITHHOLD” your vote with respect to one or any of the nominees.

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Proposal No. 2 – Ratification of Appointment of Independent Registered Accounting Firm. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

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Proposal No. 3 - Advisory Vote to Approve Executive Compensation. Approval, on a non-binding advisory basis, of our executive compensation of our Named Executive Officers (“NEOs”), will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions occur when shares present at the Annual Meeting are marked “abstain.” A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. All the other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present but have no effect on the outcome of the matters voted upon except where brokers can exercise discretion on “routine” matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
The board of directors recommends that you vote “FOR” each of the directors named in this Proxy Statement (“Proposal 1”), “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020 (“Proposal 2”) and “FOR” the approval of the compensation of our Named Executive Officers (“Proposal 3”).
None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors so nominated.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:

•
vote via the Annual Meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/GPRO2020, where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 10:00 a.m. (Pacific Time) on June 2, 2020. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;

•	vote via telephone or Internet—in order to do so, please follow the instructions shown on your proxy card; or

•	vote by mail—complete, sign and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 p.m. (Eastern Time) on June 1, 2020. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may “WITHHOLD” your vote from all nominees or any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign and return each proxy card to ensure that all your shares are voted.
Expenses of Soliciting Proxies
GoPro will pay the expenses of soliciting proxies. Following the original mailing of the soliciting materials, GoPro and its agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Following the original mailing of the soliciting materials, GoPro will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, GoPro, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	delivering to the Corporate Secretary of GoPro (by any means) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again by telephone or Internet; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed by GoPro (the "Company") with the Securities and Exchange Commission ("SEC") in a current report on Form 8-K within four business days of the Annual Meeting.

Information regarding our Virtual Meeting
You will be able to attend the Annual Meeting virtually at www.virtualshareholdermeeting.com/GPRO2020, where you will be able to vote electronically and submit questions during the meeting.
You will be able submit a question during the Annual Meeting via our virtual stockholder meeting website, www.virtualshareholdermeeting.com/GPRO2020. If your question is properly submitted during the relevant portion of the meeting agenda, our Head of Corporate Communications will lead the Q&A session and a response to appropriate questions will be provided during the live webcast. A webcast replay of the 2020 Annual Meeting, including the Q&A session, will also be archived on www.virtualshareholdermeeting.com/GPRO2020.
If we experience technical difficulties during the virtual meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/GPRO2020.
If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD;
CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE
GoPro is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that set forth the role of our board of directors, director independence standards, board structure and functions, director selection considerations, and other governance policies. In addition, our board of directors has adopted written charters for its standing committees (audit, compensation and leadership, and nominating and governance), as well as a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our board of directors reviews each of the Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics annually and implements changes as appropriate. The Corporate Governance Guidelines, the committee charters, and the Code of Business Conduct and Ethics, and any waivers or amendments to the Code of Business Conduct and Ethics, are all available on our Investor Relations website (http://investor.gopro.com) in the “Corporate Governance” section.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors may choose its chairperson in any way that it considers to be in the best interests of our company. Our nominating and governance committee periodically considers the leadership structure of our board of directors, including the separation of the chairperson and chief executive officer roles and/or appointment of a lead independent director of our board of directors, and makes such recommendations to our board of directors as our nominating and governance committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person, the responsibilities of the lead independent director include: scheduling and preparing agendas for meetings of the independent directors; serving as a liaison between the chief executive officer and the independent directors; being available, under appropriate circumstances, for consultation and direct communication with stockholders; ensuring our board of directors is fulfilling its oversight responsibilities in strategy, risk oversight and succession planning; and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it is in the best interest of our company and our stockholders for our Chief Executive Officer, Mr. Woodman, to serve as both Chief Executive Officer and Chairman given his knowledge of our company, industry, and strategic vision. Because Mr. Woodman has served and continues to serve in both these roles, our board of directors appointed Kenneth Goldman to serve as our lead independent director in April 2017. As lead independent director, Mr. Goldman, presided over regularly scheduled meetings at which only our independent directors were present to foster open and honest communication, served as a liaison between the Chairman and the independent directors, and performed such additional duties as our board of directors may otherwise determine and delegate. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.

Our Board of Directors’ Role in Risk Oversight
Our board of directors is primarily responsible for overseeing our risk management processes. Our board of directors, as a whole, determines the appropriate level of risk for GoPro, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks, including but not limited to recent risks related to COVID-19. Although our board of directors administers this risk management oversight function, the committees of our board of directors support our board of directors in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. The compensation and leadership committee reviews risks and exposures associated with compensation plans and programs, including incentive plans. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the board of directors (as described above under “Board Leadership Structure”). Our board of directors is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full board of directors.
We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Director Independence
Our board of directors determines the independence of our directors by applying the applicable rules, regulations and listing standards of The Nasdaq Global Select Market (“Nasdaq”) and applicable rules and regulations promulgated by the SEC. The applicable rules, regulations and listing standards of Nasdaq provide that a director is independent only if the board of directors affirmatively determines that the director does not have a relationship with the company which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.
Applying these standards, our board of directors annually reviews the independence of our directors, taking into account all relevant facts and circumstances. In its most recent review, our board of directors considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, any transactions involving non-employee directors described in “Related Party Transactions” and any transactions or relationships not required to be disclosed in such section.
Our board of directors has determined that Messrs. Ahmad-Taylor, Goldman, Gotcher, Lanzone, Lurie and Welts, and Mses. Lyne and Zalaznick, are “independent directors” as defined under the applicable rules, regulations and listing standards of Nasdaq and applicable rules and regulations promulgated by the SEC. All members of our audit committee, compensation and leadership committee and nominating and governance committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq. Members of the audit committee also must satisfy a separate SEC independence requirement, which provides that (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from GoPro or any of our subsidiaries other than their directors’ compensation, and (ii) they may not be an affiliated person of GoPro or any of our subsidiaries. Members of the compensation and leadership committee also must satisfy a separate SEC independence requirement and a related Nasdaq listing standard with respect to their affiliation with GoPro and any consulting, advisory or other fees they may have received from us. Our board of directors has determined that all members of our audit committee, compensation and leadership committee and nominating and governance committee are independent and satisfy the relevant SEC and Nasdaq independence requirements for such committees.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time. During 2019, our board of directors met twelve times, including telephonic meetings, the audit committee held five meetings, the compensation and leadership committee held eight meetings, and the nominating and governance committee held four meetings. All of our directors attended at least 75% of the aggregate of the total number of meetings held by our board of directors and of the total number of meetings held by all committees of our board of directors on which such director served (during the period in which the director served).
Audit Committee
Our audit committee is comprised of Mr. Goldman, who serves as the chair, Mr. Gotcher, Mr. Lurie and Ms. Zalaznick. Ms. Zalaznick will be rotating off the audit committee in early May 2020, but will continue as a member of the compensation and leadership committee and as the chair of the nominating and governance committee. Our board of directors has determined that each member of the audit committee meets the requirements for independence under the applicable rules, regulations and listing standards of Nasdaq and applicable rules and regulations promulgated by the SEC. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Mr. Goldman is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (“Securities Act”).
All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our audit committee. Our audit committee, among other things:

•	reviews the financial information which will be provided to stockholders and others;

•	reviews our system of internal controls by consulting with management, our internal compliance team and the independent registered public accounting firm and monitors compliance with these processes;

•	appoints, retains and oversees the independence and performance of the independent registered public accounting firm;

•	oversees our accounting and financial reporting processes and the audits of our financial statements;

•	pre-approves audit and permissible non-audit services provided by the independent registered public accounting firm;

•	reviews and provides oversight regarding our policies with respect to risk assessment and risk management; and

•	reviews related party transactions and proposed waivers of our Code of Business Conduct and Ethics.
Compensation and Leadership Committee
Our compensation and leadership committee (“CLC”) is comprised of Mr. Gotcher, who serves as the chair, Mses. Lyne and Zalaznick and Mr. Welts. The Board plans to appoint Ms. Lyne as the chair of the CLC, effective as of the Annual Meeting. Mr. Gotcher will continue serving as a member of the CLC. Our board of directors has determined that each member of our compensation and leadership committee meets the requirements for independence under current Nasdaq and SEC rules, regulations and listing standards. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), an outside director, as defined pursuant to Section 162(m) and is “independent” as defined in Section 5605(a)(2) of the Nasdaq rules and Rule 10C-1 promulgated under the Exchange Act. The purpose of our compensation and leadership committee is to carry out the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation and leadership committee, among other things:

•	reviews and determines the compensation of our Chief Executive Officer, executive officers and other executives reporting to the Chief Executive Officer;

•	administers our equity incentive plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.
The compensation and leadership committee engaged an independent executive compensation consulting firm, Compensia, Inc. (“Compensia”), to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for 2019. Specifically, Compensia was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

•
review and assess our current director policies and practices, Chief Executive Officer and other executive officer compensation policies and practices and equity profile relative to market practices (with director compensation review done for the benefit of the nominating and governance committee, which per its charter has responsibility for director compensation review and recommendation);

•
review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the compensation and leadership committee; and

•	review market practices on employee stock purchase plans and other equity programs.
During 2019, Compensia worked directly with the compensation and leadership committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The compensation and leadership committee has determined that none of the work performed by Compensia during 2019 raised any conflicts of interest.

Nominating and Governance Committee
The nominating and governance committee is comprised of Ms. Zalaznick, who serves as the chair, Messrs. Ahmad-Taylor and Lanzone and Ms. Lyne. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence under current Nasdaq rules, regulations and listing standards. Our nominating and governance committee, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate directors;

•	evaluates the performance of our board of directors;

•
considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees and related compensation (and was assisted in its 2019 director compensation review by Compensia);

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	makes recommendations to our board of directors concerning corporate governance matters.
Our Board Evaluation Process
The Board is committed to reviewing its performance through an annual evaluation process to continually enhance and improve its performance. Through these evaluations, the nominating and governance committee oversees the assessment of the Board’s processes, committees, meetings, planning, and overall effectiveness. The Chair of the nominating and governance committee reviews the results and feedback provided by the directors and identifies action items stemming from the assessment. Feedback on Board and committee effectiveness is provided to the full Board for discussion. Any findings that require additional consideration are addressed at subsequent Board and committee meetings.
Compensation and Leadership Committee Interlocks and Insider Participation
None of the members of our compensation and leadership committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation and leadership committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or our compensation and leadership committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meeting of stockholders. All our current directors were present at our 2019 virtual annual meeting of stockholders held on June 4, 2019.

Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our Chairman or lead independent director) may do so by letters addressed to the attention of our General Counsel. All communications are reviewed by our General Counsel and provided to the members of our board of directors consistent with a screening policy providing that unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors shall not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.
The address for these communications is:
GoPro, Inc.
c/o General Counsel
3000 Clearview Way
San Mateo, California 94402

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist it in identifying and evaluating potential nominees.
In 2019 no new candidates were considered for nomination.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information – Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. When considering nominees, our nominating and governance committee may take into consideration many factors, including among other things, a candidate’s independence, integrity, diversity (inclusive of age, gender, ethnicity, sexual orientation and gender identity, in accordance with the nominating and governance committee charter), skills, knowledge about our business or industry, willingness and ability to devote adequate time and effort to the board of directors responsibilities in the context of the existing composition, knowledge about other areas that are expected to contribute to the board of directors’ overall effectiveness, and needs of the board of directors and its committees. Our board of directors and nominating and governance committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our board of directors and success of the Company. Accordingly, through the nomination process, the nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors currently consists of nine directors. All of our directors will stand for election at the Annual Meeting to be held on June 2, 2020 and shall serve for a one-year term expiring at the 2021 Annual Meeting of Stockholders, and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal.
Shares represented by proxies will be voted “FOR” the election of each of the nine nominees named below, unless the proxy is marked to “WITHOLD” authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected.
Nominees to the Board of Directors
The nominees, their ages, occupations, and length of board service as of April 21, 2020 are provided in the table below. Additional biographical descriptions of each nominee are set forth in the text below the table.

Name of Director/Nominee	Age	Principal Occupation	Director Since
Nicholas Woodman	44	Chief Executive Officer and Chairman, GoPro, Inc.	2004
Tyrone Ahmad-Taylor(2)	52	Vice President, Product Marketing, Facebook, Inc.	2018
Kenneth Goldman(1) †	70	President, Hillspire LLC	2013
Peter Gotcher(1)(3)	60	Independent Investor	2014
James Lanzone(2)	49	Executive in Residence, Benchmark Capital and Strategic Advisor, ViacomCBS Corp.	2018
Alexander Lurie(1)	46	Chief Executive Officer, SurveyMonkey, Inc.	2016
Susan Lyne(2)(3)	68	President and Managing Partner, BBG Ventures LLC	2017
Frederic Welts(3)	67	President and Chief Operating Officer, Golden State Warriors	2017
Lauren Zalaznick(1)(2)(3)	57	Media Executive	2016

(1)	Member of the audit committee. Ms. Zalaznick will be rotating off the audit committee in early May 2020.

(2)	Member of the nominating and governance committee

(3)	Member of the compensation and leadership committee

†	Lead Independent Director
Nicholas Woodman founded GoPro and has served as our Chief Executive Officer and a member of the board of directors since 2004, as Chairman since January 2014 and as President from 2004 until June 2014. Mr. Woodman got his start in 1998 by founding an online gaming company, Funbug.com. When that venture failed in 2001, Mr. Woodman planned an international surfing trip to look for inspiration. While preparing for that trip, Mr. Woodman had the idea for a 35mm film-based wrist camera that could be worn during sports like surfing, enabling the user to capture images while engaged in the sport. This idea became GoPro’s first product, the HERO Camera. In the years that followed, Mr. Woodman, along with friends, family and employees, innovated on the HERO Camera concept along with a wide array of mounting devices that make it easy to mount the camera to everything from helmets to surfboards, vehicles and more. Mr. Woodman holds a B.A. in Visual Arts from the University of California, San Diego. We believe Mr. Woodman’s experience as the founder of GoPro and his knowledge of our products and customers give him the experience and leadership capabilities that qualify him to serve as a member of our board of directors.
Tyrone Ahmad-Taylor has served on our board of directors since June 2018. Since June 2017, Mr. Ahmad-Taylor has been Vice President, Product Marketing of Facebook, Inc., an online social platform. Prior to his role at Facebook, Mr. Ahmad-Taylor was CEO and President of THX Limited from November 2015 to May 2017. From March 2014 to July 2015, Mr. Ahmad-Taylor was Vice President, SmartTV Services of Samsung Electronics Company Limited and Head, SmartTV Services of Samsung Electronics Company Limited from October 2012 to March 2014. Mr. Ahmad-Taylor is currently an Advisory Board Member of Consumer Technology Association. We believe Mr. Ahmad-Taylor is qualified to serve as a member of our board of directors based on his extensive executive experience in the consumer products industry and his background in product development and marketing.
Kenneth Goldman has served on our board of directors since December 2013 and as lead independent director of our board since April 2017. Since December 2018, Mr. Goldman has served on the board of directors at Sustainability Accounting Standards Board (SASB) Foundation. Since September 2017, Mr. Goldman has served as the President of Hillspire LLC, a wealth management service provider. From October 2012 to June 2017, Mr. Goldman served as the Chief Financial Officer of Yahoo! Inc., an Internet commerce website, where he was responsible for Yahoo’s global finance functions including financial planning and analysis, controllership, tax, treasury, and investor relations. From September 2007 to October 2012, Mr. Goldman was the Senior Vice President, Finance and Administration and Chief Financial Officer of Fortinet Inc., a provider of threat management technologies. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a mobile enterprise software company. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services. Previously, Mr. Goldman has been the Chief Financial Officer of Sybase, Inc. (acquired by SAP SE), Excite@Home, Cypress Semiconductor Corporation and VLSI Technology, Inc. (acquired by Philips Electronics). Mr. Goldman currently serves on the board of directors of NXP Semiconductor N.V., TriNet, Inc., Zuora, Inc., RingCentral and Sustainability Accounting Standards Board (SASB) Foundation, as well as the Trustee Emeritus of Cornell University. Previously, Mr. Goldman served on the board of directors of Gigamon Inc. and Infinera Corporation. From December 1999 to December 2003, Mr. Goldman served on the Financial Accounting Standards Board’s (FASB’s) primary Advisory Council (FASAC). Mr. Goldman was appointed in January 2015 to a three-year term to the Public Company Accounting Oversight Board’s (PCAOB) Standing Advisory Group (SAG), an organization that provides advice on the need to formulate new accounting standards or change existing standards. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Goldman is qualified to serve as a member of our board of directors based on his experience on the boards of directors of numerous companies, his extensive executive experience, and his service as a member of FASAC and SAG. He provides a high level of expertise and significant leadership experience in the areas of finance, accounting, and audit oversight.
Peter Gotcher has served on our board of directors since June 2014. Mr. Gotcher is an independent private investor focusing on investments in digital media technology companies. From September 1999 to June 2002, Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm. Prior to that, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to 1999. Mr. Gotcher founded

Digidesign, Inc., a manufacturer of digital audio workstations, and served as its President, Chief Executive Officer and Chairman from 1984 until it was acquired by Avid Technology, a media software company, in 1995. He served as the Executive Vice President of Avid Technology from 1995 to 1996. Mr. Gotcher currently serves on the board of trustees of Santa Clara University and is the Chairman of the board of directors of Dolby Laboratories, Inc. Mr. Gotcher holds a B.A. in English Literature from the University of California at Berkeley. We believe Mr. Gotcher is qualified to serve as a member of our board of directors based on his broad understanding of the operational, financial, and strategic issues facing public companies and his background providing guidance to companies in the digital media industry.
James Lanzone has served on our board of directors since August 2018. He is currently an Executive-in-Residence at venture capital firm Benchmark Capital, as well as Strategic Advisor at ViacomCBS Corp. From May 2016 to December 2019, Mr. Lanzone served as Chief Digital Officer of CBS Corporation, a leading mass media company. In addition, from January 2014 to December 2019, Mr. Lanzone was CEO of CBS Interactive, a top 10 consumer Internet property with nearly 300 million users worldwide and a division of CBS Corporation. Previously, Mr. Lanzone served as President of CBS Interactive from March 2011 to December 2013. From January 2009 to February 2011, Mr. Lanzone was Founder and CEO of Clicker Media, Inc., an Internet video search engine and navigation guide, which was acquired by CBS Corporation in March 2011. Mr. Lanzone is currently a member of the board of Edmunds.com, Inc. and Newport Festivals Foundation. We believe Mr. Lanzone is qualified to serve as a member of our board of directors based on his extensive executive experience and digital product and media expertise.
Alexander Lurie has served on our board of directors since February 2016. Since January 2016, Mr. Lurie has served as the Chief Executive Officer of SurveyMonkey, Inc., a creator and publisher of online surveys, and he has served as a member of the board of SurveyMonkey since 2009, including as Chairman of the Board from July 2015 to January 2016. Mr. Lurie served as GoPro’s Senior Vice President of Media from November 2014 until January 2016. From February 2013 to January 2014, Mr. Lurie served as Executive Vice President for Guggenheim Digital Media, an internet media company. From April 2010 to August 2012, Mr. Lurie served as SVP, Strategic Development at CBS Corporation, a mass media corporation. From February 2008 to April 2010, Mr. Lurie served as Chief Financial Officer and Head of Business Development for CBS Interactive, a division of CBS Corporation. Mr. Lurie came to CBS Interactive via its acquisition of CNET Networks, a technology information website, where he served as Chief Financial Officer and head of Corporate Development from February 2006 to February 2008. Mr. Lurie began his career in the investment banking group at JPMorgan where he led equity transactions and mergers and acquisitions in the Internet sector. He holds a J.D. and M.B.A. degree from Emory University, and a B.A. in Political Science from the University of Washington. We believe Mr. Lurie is qualified to serve as a member of our board of directors based on his previous experience as an executive officer of GoPro, his operational and financial expertise from his management experience, and his background in the digital media industry.
Susan Lyne has served on our board of directors since April 2017. Since September 2014, Ms. Lyne has been President and Managing Partner of BBG Ventures, an investment fund focused on women-led tech startups. From February 2013 to September 2014, Ms. Lyne was Chief Executive Officer of the AOL Brand Group where she oversaw the content brands of AOL, Inc., a global media technology company, including TechCrunch, Engadget, StyleList, Moviefone and MapQuest. From September 2008 to February 2013, she was Chief Executive Officer and then Chair of Gilt Groupe, Inc., the innovative ecommerce company that pioneered flash sales in the United States.

From 2004 to 2008, Ms. Lyne served as President and Chief Executive Officer of Martha Stewart Living Omnimedia, Inc., a diversified media and merchandising company. From 1996 to 2004, Ms. Lyne held various positions at The Walt Disney Company, a diversified worldwide entertainment company, including President of ABC Entertainment where she oversaw the development of shows including Desperate Housewives, Grey’s Anatomy, and Lost. Ms. Lyne is currently a director of Brit Media, Inc. and has previously served as a director of Gilt Groupe, Inc., AOL, Inc., Martha Stewart Living Omnimedia, Inc., Starz Entertainment Group, LLC and CIT Group, Inc. In addition, Ms. Lyne is a member of the Rockefeller University Council and a member of the Council on Foreign Relations. We believe Ms. Lyne is qualified to serve as a member of our board of directors based on her experience on the boards of directors of other companies, her extensive executive experience and her background in the media and consumer products industries.
Frederic Welts has served on our board of directors since October 2017. Since October 2011, Mr. Welts has served as President and Chief Operating Officer of the Golden State Warriors. Prior to joining the Warriors, Mr. Welts spent nine years with the Phoenix Suns serving the organization as President and Chief Executive Officer for the last two seasons. Prior to joining the Suns, Mr. Welts enjoyed a successful 17-years (1982-1999) at the NBA league office in New York, where he ascended through the ranks to eventually become the league's third-in-command as the Executive Vice President, Chief Marketing Officer and President of NBA Properties. Mr. Welts currently serves as a board member of the Bay Area Council and the Warriors Community Foundation. He is also a member of the NBA’s Team Advisory Committee and Global Inclusion Council. In September 2018, Mr. Welts was inducted into the Basketball Hall of Fame. Mr. Welts has been honored with multiple awards recognizing his significant contributions to promoting diversity, inclusion and equality in sports and society, including the Anti-Defamation League’s Torch of Liberty Award, the United States Tennis Association 2011 ICON Award, GLSEN’s (Gay, Lesbian and Straight Education Network) Respect Award and GLAD’s (Gay & Lesbian Alliance Against Defamation) Davidson/Valentini Award. We believe Mr. Welts is qualified to serve as a member of our board of directors based on his extensive executive experience and marketing expertise.
Lauren Zalaznick has served on our board of directors since July 2016. Since January 2014, Ms. Zalaznick serves as a board member and senior advisor to leading media, tech, and digital companies. She is currently a member of the boards of directors of The RTL Group (since April 2018), The Nielsen Company (since April 2016) and GoPro (since April 2016), and she is a board observer of Refinery29 (since November 2017). In addition, she is currently a senior advisor to the Boston Consulting Group, as well as content and tech start-ups including Gimlet Media, Business Insider, Atlas Obscura, Fatherly and LifePosts. From 2004 through December 2013, Ms. Zalaznick held various roles of increasing responsibility within NBCUniversal, Inc. including Chairman, Entertainment & Digital Networks and Integrated Media where she had responsibility for the Bravo, Oxygen, Style, Telemundo and Mun2 networks and ran its digital portfolio. She was Executive Vice President at NBCUniversal, Inc. until departing the company in December 2013. Since July 2011, Ms. Zalaznick is a trustee emirita of the Corporation of Brown University from which she graduated with a Bachelor of Arts magna cum laude and Phi Beta Kappa. We believe Ms. Zalaznick is qualified to serve as a member of our board of directors based on her operational and management expertise and her background in digital media and content strategy.
There are no family relationships among our current directors and officers.

Non-Employee Director Compensation Arrangements
Only the non-employee Directors of the Company are compensated for service on the Board.
GoPro adopted a Director Compensation Policy at the time of our IPO in June 2014. The Director Compensation Policy is intended to:

•	provide fair compensation commensurate with the work required to serve on our Board;

•	be aligned with compensation paid to directors at our peer group companies and reflect the size, scope and complexity of GoPro;

•	align directors' interests with the interests of our stockholders; and

•	to be easily understood and communicated - both to the directors and to our stockholders.
Annual Review and Benchmarking
Each year our nominating and governance committee undertakes a full review of our then current Director Compensation Policy. The nominating and governance committee engages Compensia to undertake an independent assessment of the Director Compensation Policy and make recommendations to ensure compliance with the goals listed above, director pay at comparable companies (including any revisions to our peer group) and sound governance principles. The annual review typically begins early in the fiscal year, and the nominating and governance committee makes its recommendations to the Board during Q2 regarding any revisions to the then current policy. As a result of the 2019 review and recommendation, in April 2019 the Board approved changes to the Director Compensation Policy to take effect beginning immediately after the June 2019 Annual Meeting. The changes included an increase in the additional cash retainer for the chair for the compensation and leadership committee from $18,500 to $20,000 and a change in the equity awards from a mix of stock options and time-based restricted stock units ("RSUs") to 100% time-based RSUs. Both of these changes were made to align with the current majority practice of other company's board compensation (including our peer group), more closely align board interests with stockholder interests, and to the reflect the ever increasing role of the chair of the compensation and leadership committee and bring that compensation more in line with our peer group.

Components of 2019 Director Compensation
Annual Cash Retainers

Cash Retainer	$50,000.00
Additional Cash Retainer for Lead Independent Director	$20,000.00
Additional Cash Retainer for chair of audit committee	$25,000.00
Additional Cash Retainer for audit committee member (other than chair)	$12,500.00
Additional Cash Retainer for chair of compensation and leadership committee	$20,000.00
Additional Cash Retainer for compensation and leadership committee member (other than chair)	$10,000.00
Additional Cash Retainer for chair of nominating and governance committee	$10,000.00
Additional Cash Retainer for nominating and governance committee member (other than chair)	$5,000.00
Annual Equity Grant

Restricted Stock Units (RSUs)	$185,000.00
Form and Timing of Payments
All equity awards (whether to employees, consultants or non-employee directors) are granted under the terms and conditions of one of our equity incentive compensation plans, which were adopted by the Board and approved by stockholders. Prior to our IPO in June 2014, all equity awards were approved under and governed by the GoPro, Inc. 2010 Equity Incentive Plan ("2010 Plan"). At the time of our IPO, the GoPro, Inc. 2014 Equity Incentive Plan ("2014 Plan") become active, and all equity grants following the date of IPO were awarded under and governed by the 2014 Plan.
RSU awards to directors are made annually upon election to the Board at our Annual Meeting. Directors who are appointed to our board of directors between Annual Meetings receive a pro-rated award of RSUs. The award value is converted to RSUs using the grant date fair value computed in accordance with FASB ASC Topic 718, based on a 3-month trailing average of our closing price. The RSUs vest as to 25% of the total RSUs granted in each quarter following the date of grant with the final 25% to vest on the earlier of the next Annual Meeting or the one-year anniversary of the date of grant, subject to continuous service on the board through each vesting date. The RSUs will accelerate and vest in full in the event of a change in control of GoPro as defined in the 2014 Plan.
The Cash Retainers are paid quarterly in arrears.
Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Director Compensation
The following table provides information for 2019 concerning all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2019. Nicholas Woodman, our Chief Executive Officer, is not included in the table below because he did not receive additional compensation for his services as a director. His compensation as an employee is shown below in “Executive Compensation – 2019 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Total ($)
Tyrone Ahmad-Taylor	54,522	175,051	(3)	—	229,573
Kenneth Goldman	95,486	175,051	(3)	—	270,537
Peter Gotcher	81,750	175,051	(3)	—	256,801
James Lanzone	54,522	175,051	(3)	—	229,573
Alexander Lurie	50,000	175,051	(3)	—	225,051
Susan Lyne	65,000	175,051	(3)	—	240,051
Frederic Welts	60,000	175,051	(3)	—	235,051
Lauren Zalaznick	82,500	175,051	(3)	—	257,551

(1)	The amounts reported in this column represent the aggregate grant date value of RSUs or option awards, as applicable, made to directors in 2019 computed in accordance with FASB ASC Topic 718.

(2)	As noted above, in 2019 GoPro amended our Director Compensation Policy. Beginning with the 2019 Annual Meeting, board members no longer receive annual stock option awards.

(3)
On June 04, 2019, each non-employee member of our Board received an award of 28,510 RSUs which vested as to 25% of the shares subject to the award in each quarter following the date of grant, with the final 25% to vest on June 02, 2020, the date of our Annual Meeting, subject to the director’s continuous service on our board of directors on each vesting date. As of December 31, 2019 14,255 of the RSUs remained unvested for each board member. In the event of a change in control (as defined under the Company’s 2014 Plan), these RSUs will accelerate and become immediately vested.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2019:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards		RSU Awards
Tyrone Ahmad-Taylor	36,338		14,255
Kenneth Goldman	189,325	(1)	14,255
Peter Gotcher	117,608	(2)	14,255
James Lanzone	23,175		14,255
Alexander Lurie	105,913		14,255
Susan Lyne	73,736		14,255
Frederic Welts	55,400		14,255
Lauren Zalaznick	93,543		14,255

(1)
Consists of options to purchase 95,000 shares of Class B common stock under an option award granted pursuant to our 2010 Plan and 94,325 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

(2)
Consists of options to purchase 17,234 shares of Class B common stock under an option award granted pursuant to our 2010 Plan and 100,374 shares of Class A common stock under option awards granted pursuant to our 2014 Plan.

2020 Board Compensation
Due to the impact of the COVID-19 pandemic on our company, our non-employee directors have agreed to voluntarily waive all cash compensation that would be paid to them for their services as directors for the remainder of the year ending December 31, 2020.
OUR BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has re-appointed PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm to perform the audit of GoPro’s consolidated financial statements for the year ending December 31, 2020 and recommends that stockholders vote for ratification of such selection. PricewaterhouseCoopers LLP has served as GoPro’s independent registered public accounting firm since 2011. The audit committee continuously evaluates the independence and effectiveness of PricewaterhouseCoopers LLP and its personnel, and the cost and quality of its audit and audit-related services.
Although ratification by stockholders is not required by law, GoPro has determined that it is good practice to request ratification of this selection by the stockholders. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as GoPro’s independent registered public accounting firm.
PricewaterhouseCoopers LLP audited GoPro’s financial statements for the years ended 2019 and 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case, they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for GoPro’s audit. The following table shows the fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2019 and 2018:

Fees Billed to GoPro	2019	2018
Audit fees(1)	$2,510,700	$2,635,700
Audit-related fees	—	—
Tax fees(2)	206,300	201,800
All other fees(3)	2,700	2,700
Total fees	$2,719,700	$2,840,200

(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual financial statements and internal control over financial reporting; the review of our quarterly financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and audit services provided in connection with other statutory and regulatory filings.

(2)
“Tax fees” include fees for tax compliance, advice and planning. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal, state and international income tax matters, transfer pricing, international tax structure planning, assistance with indirect sales tax and assistance with tax audits.

(3)	“All other fees” include fees for products and services, namely software subscription fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee's policy is to preapprove all audit and permissible non-audit services, other than de minimis non-audit services, provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
General
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the ‘‘Dodd-Frank Act’’)) and the related rules of the SEC, we are providing stockholders an opportunity to approve the compensation of our NEOs as disclosed in this Proxy Statement in the Compensation Discussion and Analysis section. While the results of the vote are non-binding and advisory in nature, the board of directors intends to carefully consider the results of this vote.

In considering their vote, stockholders may wish to review with care the information on the company’s compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis section, as well as the discussion regarding the compensation and leadership committee in the Compensation Discussion and Analysis section entitled ‘‘Further Considerations for Setting Executive Compensation.’’

The company’s goal for its executive compensation program is to attract, motivate, and retain our executives who are critical to our success. The company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The company believes its executive compensation program has been instrumental in helping the company achieve its business objectives.

Frequency of Stockholder Advisory Votes on Executive Compensation
At our 2015 annual meeting of stockholders, we asked our stockholders to express a preference for the frequency of an advisory vote on the compensation of the NEOs (a ‘‘Say-on-Pay’’ vote). The proposal with respect to the frequency of our Say-on-Pay votes is commonly known as a ‘‘Say-When-on-Pay’’ vote. At the 2017 annual meeting of stockholders, our stockholders selected, on a non-binding advisory basis, three years as the frequency at which GoPro will hold a Say-on-Pay vote. Based on these results, our board of directors has determined that we will conduct future Say-on-Pay votes once every three years. This policy will remain in effect until the next Say-When-on-Pay vote, expected to be held at our 2021 annual meeting of stockholders.

Key Executive Compensation Policies and Practices
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking the stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the board of directors requests the stockholders vote on an advisory basis to approve the following resolution at the meeting:

RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.

While the results of this advisory vote are not binding, the compensation and leadership committee, will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding NEOs. The compensation and leadership committee and the board of directors value the opinions of our stockholders. Unless the board of directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2023 annual meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL, ON A NON-BINDING BASIS, OF THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers (“NEOs”); and

•	all directors and executive officers as a group.
Percentage ownership of our common stock before this offering is based on 28,887,835 shares of our Class B common stock and 128,638,019 shares of our Class A common stock outstanding on March 31, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of our Class A common stock and Class B common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2020 or RSUs and performance share units ("PSUs") that may be earned, vest and settle within 60 days of March 31, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs and PSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Named Executive Officers:
Nicholas Woodman(2)	92,964	*	28,820,130	99.77	69.05
Tyrone Ahmad-Taylor(3)	54,160	*	—	*	*
Kenneth Goldman(4)	159,322	*	95,000	*	*
Peter Gotcher(5)	220,765	*	17,234	*	*
James Lanzone(6)	80,816	*	—	*	*
Alexander Lurie(7)	205,632	*	—	*	*
Susan Lyne(8)	128,869	*	—	*	*
Frederic Welts(9)	101,971	*	—	*	*
Lauren Zalaznick(10)	157,121	*	—	*	*
Brian McGee(11)	382,074	*	—	*	*
Eve Saltman(12)	146,128	*	—	*	*
Dean Jahnke(13)	116,515	*	9,600	*	*
Sandor Barna(14)	—	*	—	*	*
All executive officers and directors as a group (12 persons)(15)	1,846,337	1.42	28,941,964	99.77	69.36
5% Stockholders
Nicholas Woodman and Jill R. Woodman, as Co-Trustees of the Woodman Family Trust under Trust Agreement dated March 11, 2011(16)	—	*	23,720,830	82.11	56.82
BlackRock, Inc.(17)	8,609,036	6.69	—	*	2.06
The Vanguard Group - 23-1945930(18)	11,019,801	8.57	—	*	2.64
Prentice Capital Management(19)	12,668,519	9.85	—	*	3.03
JP Morgan Chase & Co.(20)	6,374,110	4.96	—	*	1.53

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock of the designated class of security or less than 1% of the Total Voting Power, as applicable.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 23,720,830 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (ii) 1,299,650 shares of Class B common stock held by Mr. Woodman's 2018 GRAT, (iii) 1,299,650 shares of Class B common stock held by the 2018 GRAT for Mr. Woodman's spouse, (iv) 1,250,000 shares of Class B common stock held by Mr. Woodman's 2019 GRAT, (v) 1,250,000 shares of Class B common stock held by the 2019 GRAT for Mr. Woodman's spouse, (vi) 67,727 shares of Class A common stock held by Mr. Woodman and (vii) 25,237 shares of Class A common stock subject to performance stock units held by Mr. Woodman that may settle within 60 days of March 31, 2020. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust. Mr. Woodman is the sole trustee of all four (4) GRATs.

(3)
Consists of 17,822 shares of Class A common stock held by Mr. Ahmad-Taylor and (ii) 36,338 shares of Class A common stock subject to options held by Mr. Ahmad-Taylor that are exercisable within 60 days of March 31, 2020.

(4)
Consists of (i) 668 shares of Class A common stock held by Mr. Goldman, (ii) 64,329 shares of Class A common stock held in the Goldman-Valeriote Family Trust, (iii) 94,325 shares of Class A common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2020, and (iv) 95,000 shares of Class B common stock subject to options held by Mr. Goldman that are exercisable within 60 days of March 31, 2020. Kenneth Goldman and Susan Valeriote are co-trustees and have shared voting and investment power over the shares owned by the Goldman-Valeriote Family Trust.

(5)
Consists of (i) 120,391 shares of Class A common stock held in the Peter and Marie-Helene Gotcher Family Trust, (ii) 100,374 shares of Class A common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2020, and (iii) 17,234 shares of Class B common stock subject to options held by Mr. Gotcher that are exercisable within 60 days of March 31, 2020. Mr. Gotcher is the President of The Peter and Marie-Helene Gotcher Family Trust.

(6)
Consists of (i) 57,641 shares of Class A common stock held by Mr. Lanzone, and (ii) 23,175 shares of Class A common stock subject to options held by Mr. Lanzone that are exercisable within 60 days of March 31, 2020.

(7)
Consists of (i) 99,719 shares of Class A common stock held by the Lurie-Volgelsong Revocable Living Trust, and (ii) 105,913 shares of Class A common stock subject to options held by Mr. Lurie that are exercisable within 60 days of March 31, 2020. Mr. Lurie and his spouse are co-trustees of the Lurie-Volgelsong Revocable Living Trust.

(8)
Consists of (i) 55,133 shares of Class A common stock held by Ms. Lyne, and (ii) 73,736 shares of Class A common stock subject to options held by Ms. Lyne that are exercisable within 60 days of March 31, 2020.

(9)
Consists of (i) 46,571 shares of Class A common stock held by the Frederic K. Welts, Jr. Living Trust, and (ii) 55,400 shares of Class A common stock subject to options held by Mr. Welts that are exercisable within 60 days of March 31, 2020. Mr. Welts is the sole trustee and beneficiary of the Frederic K. Welts, Jr. Living Trust.

(10)
Consists of (i) Consists of (i) 63,578 shares of Class A common stock held by Ms. Zalaznick and Phelim Dolan and (ii) 93,543 shares of Class A common stock subject to options held by Ms. Zalaznick that are exercisable within 60 days of March 31, 2020.

(11)
Consists of (i) 276 shares of Class A common stock held by Mr. McGee's spouse, and (ii) 5,858 shares of Class A common stock held by Mr. McGee, (iii) 373,701 shares of Class A common stock subject to options held by Mr. McGee that are exercisable within 60 days of March 31, 2020, and (iv) 2,239 shares of Class A common stock subject to performance stock units held by Mr. McGee that may settle within 60 days of March 31, 2020.

(12)
Consists of (i) 122,540 shares of Class A common stock subject to options held by Ms. Saltman that are exercisable within 60 days of March 30, 2020, (ii) 22,367 shares of Class A common stock subject to restricted stock units held by Ms. Saltman that may settle within 60 days of March 31, 2020, and (iii) 1,221 shares of Class A common stock subject to performance stock units held by Ms. Saltman that may settle within 60 days of March 31, 2020.

(13)
Consists of: (i) 71,699 shares of Class A common stock held by Mr. Jahnke, (ii) 43,391 shares of Class A common stock subject to subject to options held by Mr. Jahnke that are exercisable within 60 days of March 31, 2020, (iii) 9,600 shares of Class B common stock subject to options held by Mr. Jahnke that are exercisable within 60 days of March 31, 2020, and (iv) 1,425 shares of Class A common stock subject to performance stock units held by Mr. Jahnke that may settle within 60 days of March 31, 2020.

(14)	Mr. Barna terminated his employment with the Company on November 20, 2019. As of March 31, 2020, Mr. Barna no longer holds any Class A or Class B common stock of the Company.

(15)
Consists of (i) 671,412 shares of Class A common stock, (ii) 28,820,130 shares of Class B common stock, (iii) 1,122,436 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2020, (iv) 22,367 shares of Class A common stock subject to restricted stock units that may settle within 60 days of March 31, 2020, (v) 30,122 shares of Class A common stock subject to performance stock units that may settle within 60 days of March 31, 2020, and (vi) 121,834 shares of Class B common stock subject to options that are exercisable within 60 days of March 31, 2020.

(16)
Consists of 23,720,830 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.

(17)
Based on a Schedule 13G Amendment No. 3 filing made on February 5, 2020. Consists of 8,609,036 shares of Class A common stock held by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(18)
Based on a Schedule 13G Amendment No. 4 filing made on February 12, 2020. Consists of a total of 11,019,801 shares of Class A common stock held by The Vanguard Group - 23-1945930. The address for The Vanguard Group - 23-1945930 is 100 Vanguard Blvd., Malvern, PA 19355.

(19)
Based on a Schedule 13G Amendment No. 2 filing made on February 14, 2020. Consists of 12,668,519 shares of Class A common stock held by Prentice Capital Management, LP. The address for Prentice Capital Management is 100 West Putnam Avenue-Slagle House, Greenwich, CT 06830.

(20)
Based on a Schedule 13G filing made on January 31, 2020. Consists of 6,374,110 shares of Class A common stock held by JP Morgan Chase & Co. The address for JP Morgan Chase & Co. is 383 Madison Avenue, New York NY 10179.

EXECUTIVE OFFICERS
The names of our current executive officers, their ages as of March 31, 2020, and their positions are shown below.

Executive Officers	Age	Position(s)
Nicholas Woodman	44	Chief Executive Officer and Chairman
Brian McGee	60	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Dean Jahnke	46	Vice President, Global Sales
Eve Saltman	55	Vice President, Corporate/Business Development, General Counsel and Secretary
Our board of directors chooses executive officers, who then serve at the board’s discretion. There is no family relationship among any of our directors or executive officers.
For information regarding Mr. Woodman, please refer to “Proposal No. 1 – Election of Directors” discussed above.
Brian McGee has served as our Chief Financial Officer and Chief Operating Officer since February 2020. Mr. McGee had served as the Company’s Chief Financial Officer since March 11, 2016. Mr. McGee served as our Vice President of Finance from September 2015 to March 2016, and was responsible for financial planning, tax, treasury and risk management in that role. From May 2011 to September 2015, Mr. McGee served in various positions at Qualcomm, most recently as the Vice President, Business Operations. Prior to Qualcomm, Mr. McGee was at Atheros Communications from December 2009 to May 2011 as the Vice President, General Manager Global Powerline Business. Prior to Atheros Communications, from January 2007 to December 2009, Mr. McGee was the Senior Vice President, Chief Financial Officer and Treasurer, at Intellon, a fabless semiconductor company that was acquired by Atheros Communications in December 2009. From 2003 to 2006, Mr. McGee was Vice President Finance and Chief Financial Officer of Lexar, a maker of digital media storage. Mr. McGee holds a B.S. in Finance from California Polytechnic State University and a Certificate in Management Accounting.
Eve Saltman has served as our Vice President, Corporate/Business Development, General Counsel and Secretary since March 2018. Ms. Saltman served as our Vice President, Deputy General Counsel and Assistant Secretary from February 2017 to September 2017, our Deputy General Counsel and Assistant Secretary from July 2014 to February 2017, and our Associate General Counsel and Assistant Secretary from January 2014 to July 2014. From September 2017 to March 2018, Ms. Saltman served as General Counsel and Corporate Secretary of Asana, Inc., a collaborative work management application company. Prior to joining GoPro in 2014, Ms. Saltman served as VP, General Counsel, and Corporate Secretary of OL2, Inc. dba OnLive, a provider of cloud gaming services from September 2012 to January 2014 and VP, Legal, OnLive, Inc., from September 2008 to August 2012. Since 2014, Ms. Saltman has also served as a director of Lexicon of Sustainability, Inc., a non-profit organization. Ms. Saltman holds a J.D. from Georgetown Law School and a B.A. in History from Cornell University.
Dean Jahnke has served as GoPro’s Vice President, Global Sales since June 2018, Interim Head of Sales from March 2018 to June 2018, Senior Director of Sales – North America from April 2017 to March 2018, Director of Sales from February 2016 to March 2017, and Area Sales Manager from March 2014 to January 2016. Prior to joining GoPro, Mr. Jahnke served as Senior Sales Manager of Western Digital from August 2008 to March 2014. Before that, Mr. Jahnke was Senior Merchant at Best Buy from June 2000 to August 2008. Mr. Jahnke attended Minnesota State University, Mankato.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
GoPro’s executive compensation programs, policies and practices (“ECPs”) are designed to reflect the three major tenets of our executive compensation philosophy, namely to:

•	Align executive compensation with the achievement of our business objectives and financial performance;

•	Motivate our executive officers to take actions that enhance long-term stockholder value; and

•	Enable us to attract, reward and retain our executive officers who contribute to our success.
We manage our ECPs, including compensation-related corporate governance standards, in a manner consistent with our executive compensation philosophy. These ECPs are intended to drive performance and prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests.
Executive Compensation Best Practices

Compensation and Leadership Committee Independence	Our board of directors maintains a compensation and leadership committee comprised solely of independent directors.
Compensation and Leadership Committee Advisor Independence
The compensation and leadership committee engages and retains its own advisors. During 2019, the compensation and leadership committee engaged an independent national compensation consulting firm to assist with its responsibilities and such firm performed no additional consulting or other services for GoPro.

Annual Compensation Review
The compensation and leadership committee annually reviews our executive compensation philosophy and strategy, including reviewing the composition of our compensation peer group used for appropriate comparative purposes.

Compensation-Related Risk Assessment
We conduct annual evaluations of our compensation programs, policies, and practices, including our ECPs, to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on GoPro.

No Executive Perquisites
We do not offer perquisites or other personal benefits to our executive officers, including our Named Executive Officers, or NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. Our executive officers, including our NEOs, participate in our health and welfare benefit programs on the same basis as all our employees.

“Double-Trigger” Change in Control Arrangements
The change in control post-employment compensation arrangements for our executive officers including our NEOs are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of (i) a change in control of our company and (ii) a qualifying termination of employment. In addition, our arrangement with Mr. Woodman provides for the receipt of payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of our company.

Executive Severance Policy
The Executive Severance Policy adopted in February 2019 is intended to provide specified payments and benefits to certain executive officers (other than the Chief Executive Officer), and other employees of the Company, in the event of certain terminations of employment not involving a change in control of the Company.

Reasonable Change in Control Arrangements	The post-employment compensation arrangements for our management team, including our NEOs, provide for amounts and multiples that are within market norms.
Prohibition on Hedging and Pledging
Our management team, including our NEOs, and the members of our board of directors, are prohibited from speculating in our equity securities, including the use of short sales, or any equivalent transaction involving our equity securities and from engaging in any hedging or pledging transactions with respect to our equity securities.

Succession Planning
Our board of directors reviews the risks associated with our most critical executive positions on an annual basis so that we have an adequate succession strategy, and we have plans in place for these critical positions.

Retirement Programs
Other than our Section 401(k) plan, which is generally available to all U.S. employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our management team, including our NEOs.

Compensation Recoupment Policy
We maintain a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a material restatement of financial results filed with the SEC, the policy permits our board of directors, if the board determines it appropriate under the circumstances, to seek recovery of all or any portion of the incentive awards paid or awarded to an executive officer who is found to have engaged in fraud or intentional or illegal conduct in excess of the awards that would have been paid or awarded based on the restated financial results.

Stock Ownership Guidelines	We maintain a stock ownership policy for our Chief Executive Officer and non-employee directors to align their interests with those of our stockholders.

This Compensation Discussion and Analysis (“CD&A”) is intended to assist our stockholders in understanding our ECPs by presenting the following:

1.
Elements of Our Executive Compensation Program sets forth our executive compensation philosophy and describes the programs, policies and practices we apply and use to support achievement of our corporate goals and performance objectives.

2.
Further Considerations for Setting Executive Compensation discusses, among other things, the role of our compensation and leadership committee, compensation consultants, compensation peer group, and the impact of tax and accounting considerations.

3.	Business Highlights for 2019 summarizes our business results that impacted our 2019 executive compensation decisions.

4.	Executive Compensation Decisions for 2019 explains the compensation decisions that were made for 2019 based on our corporate results.

5.	Severance and Change in Control Arrangements discusses employment agreements and policies associated with our current and departing executives.
This CD&A focuses on the material elements of compensation of our NEOs as of December 31, 2019:

•	Nicholas Woodman, our Chief Executive Officer and Chairman of our board of directors;

•	Brian McGee, our Executive Vice President, Chief Financial Officer since February 2, 2018; and since February 3, 2020 our Executive Vice President, Chief Financial Officer and Chief Operating Officer;

•	Dean Jahnke, our Vice President, Global Sales since June 2018; and

•	Eve Saltman, our Vice President, Corporate/Business Development, General Counsel and Secretary, since March 29, 2018.
In November 2019, our Chief Technology Officer, Sandor Barna, resigned from the Company effective November 20, 2019.
Elements of Our Executive Compensation Program
Compensation Philosophy and Guiding Principles
We have designed our ECPs to reward our executive officers, including our NEOs, at a level consistent with our overall business strategy and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive technology and consumer-oriented environments in which we operate. We have also designed our ECPs to reward our executive officers, including our NEOs, for superior performance. We believe that competitive compensation packages consisting of a combination of base salaries, annual cash bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate effective short-term and long-term performance, and satisfy our retention objectives. As an overarching objective, we seek to design each pay element to align the compensation of our executive officers with our corporate performance and long-term value creation for our stockholders. That principle has guided the design of both the annual and long-term incentive compensation of our executive officers.
The compensation and leadership committee reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and makes a determination whether to adjust the design and operation of our executive compensation program it deems necessary and appropriate. While the compensation and leadership committee considers all of these factors in its deliberations and places no formal emphasis on any one factor in its overall compensation strategy, our annual Executive Bonus Plan does assign values to specific performance metrics.
The compensation and leadership committee will continue to evaluate our compensation philosophy and program objectives as circumstances merit. At a minimum, we expect the compensation and leadership committee to review executive compensation annually and update as deemed necessary and appropriate.

Compensation Elements
The three primary elements of our executive compensation program are: (i) base salary, (ii) annual cash bonus opportunities, and (iii) long-term incentive opportunities in the form of equity awards subject to multi-year vesting, in each case as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, level of experience, expected future performance and contributions.
Provides competitive level of fixed compensation determined by the market value of the position, and the qualifications, experience and performance expectations of each executive officer and each position.

Annual cash bonuses
Achievement of pre-established corporate and individual performance objectives (for 2019, focused on our revenue growth and profitability, as well as individual contributions and management objectives).

Motivate executive officers to achieve during the fiscal year (i) short-term financial and operational objectives, and (ii) individual performance objectives. Performance levels are established to motivate our executive officers to achieve or exceed performance objectives.

Long-term incentives/equity awards	Corporate and individual performance that enhance long-term stockholder value. Vesting requirements promote retention of highly-valued executive officers.
Annual (i) stock options and Restricted Stock Units (“RSUs”) that vest over three to four years, based on continued service, and (ii) Performance Stock Units (“PSUs”) that are subject to both a performance-based vesting condition (as determined by the compensation and leadership committee) and a service-based vesting condition, each of which provides a variable “at risk” pay opportunity. Because the ultimate value of these equity awards is directly related to the market price of our Class A common stock, and the awards are vesting over an extended period of time, they serve to focus management on the creation and maintenance of long-term stockholder value and help us attract, retain, motivate, and reward executive officers.

Our executive officers also participate in the standard employee benefit plans available to most of our employees. In addition, our executive officers are eligible for post-employment (severance and change in control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of each particular element and how it fits into our overall executive compensation program and a discussion of the amounts of compensation paid to our executive officers, including our NEOs, in 2019 under each of these elements.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable and highly qualified management team. Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, and to maintain internal parity across our executive officer team.
Generally we take into consideration peer market data provided by Compensia for the role we are looking to fill. We establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, and the base salaries of our other executive officers. Thereafter, the compensation and leadership committee reviews the base salaries of our executive officers, including our NEOs, at least annually.
Annual Cash Bonuses
Our executive officers, including our NEOs, are participants in our annual Executive Bonus Plan, pursuant to which we generally use annual cash bonuses to motivate participants to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive target total direct compensation opportunity to our executive officers. Annual cash bonuses for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for top talent, and to maintain internal parity across our executive team.
Bonus targets are determined by our compensation and leadership committee, subject to adjustment in certain circumstances, such as mid-year changes in base salary and leaves of absence. Overall funding of the bonus pool is generally determined by reference to corporate performance measures, but our compensation and leadership committee can, at its discretion, adjust individual participants’ bonuses, based on each participant’s individual performance. Individual performance goals for each participant are generally identified at the beginning of the year in discussions with our Chief Executive Officer. These goals may be quantitative or qualitative in nature, depending on the organizational priorities for a given year, and they typically focus on key departmental or operational objectives or functions. Most of these goals are intended to provide a set of common objectives that facilitate collaborative management and engagement, although participants could also be assigned individual objectives.
Long-Term Incentives/Equity Awards
We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our NEOs, by providing them with the opportunity to build an equity interest in GoPro and to share in the potential appreciation in the value of our Class A common stock.
Generally, in determining the size of the equity awards granted to our executive officers, including our NEOs, the compensation and leadership committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to his own equity award), as well as the factors described in Compensation Setting Process, below.. The compensation and leadership committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, may have on stockholder value.

Annual equity awards are granted to our executive officers, including our NEOs, in the form of stock options, which represent the right to purchase shares of our Class A common stock at a price equal to the fair market value of our Class A common stock on the date of grant subject to time-based vesting; RSUs which represent the right to receive shares of our Class A common stock subject to time-based vesting; and PSUs, which represent the right to receive shares of our Class A common stock subject to both achievement of one or more performance metrics and time-based vesting. The proportion and mix of long-term equity vehicles (time-based stock options, time-based RSUs, and performance-based PSUs) is determined by the compensation and leadership committee each year (see “Executive Compensation Decisions for 2019 – Long-Term Incentive Compensation” below). The compensation and leadership committee evaluates equity vehicles annually to determine which form and mix of equity best aligns executive incentives with the long-term interest of our stockholders. The compensation and leadership committee may also choose to utilize other performance-based equity vehicles.
On February 18, 2020, the compensation and leadership committee granted additional PSUs with a grant date of February 18, 2020 to Nicholas Woodman, Brian McGee, Dean Jahnke and Eve Saltman. These 2020 PSUs will be earned and vest between 0% and 150% of a target number of shares based upon achievement of two metrics: (1) a threshold profitability level to a maximum profitability level, and (2) a threshold subscription hurdle to a maximum subscription hurdle. To the extent actually earned, the 2020 PSUs will be subject to time-based vesting, with one third of the total number of shares earned under each 2020 PSU vesting on the initial vesting date of February 15, 2021 and an additional one-twelfth of the total number of earned shares under each 2020 PSU vesting quarterly thereafter, for so long as the recipient remains in service to GoPro. If GoPro undergoes a change in control before the performance measurement period has ended, then the revenue achievement metric will be adjusted to reflect the pre-closing period, and the 2020 PSUs determined to be so earned pursuant to the adjusted metric will be subject to any remaining time-based vesting, which will be governed by the change in control severance agreements.
Welfare and Health Benefits
We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. Under the plan, pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.
All participants’ interests in their deferrals are 100% vested when contributed to this plan. The Company matches 100% of the employee's personal contributions up to 4% of eligible compensation. In 2019, we made matching contributions into the Section 401(k) plan for our employees, which are deductible when made by the Company. Globally, we maintain retirement programs similar to a 401(k) for our non-US employees where applicable.
In addition, we provide other benefits to our executive officers, including our NEOs, on the same basis as all our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage and discretionary time-off. We do not offer our employees a non-qualified deferred compensation plan or a defined benefit pension or actuarial plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees’ needs.
Perquisites and Other Personal Benefits
Each year, every employee can request that the Company donate a HERO camera to a US 501(c)(3) charitable organization on their behalf.
Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2019, none of the NEOs received perquisites or other personal benefits that were, in the aggregate, valued at $10,000 or more. In the future, we may provide perquisites or other personal benefits to our executive officers where we believe it serves a sound business purpose. We do not expect that any future perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation and leadership committee.

Further Considerations for Setting Executive Compensation
Compensation-Setting Process
Role of the Compensation and Leadership Committee
The compensation and leadership committee is responsible for establishing our overall compensation philosophy and reviewing and approving our executive compensation program, including the specific compensation of our executive officers, including our NEOs. The compensation and leadership committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers and, as noted previously, in 2019 retained an executive compensation consultant, Compensia, Inc. (“Compensia”), as further discussed below. The compensation and leadership committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our website at http://investor.gopro.com.
In determining our overall compensation philosophy and approving the compensation of our executive officers, the compensation and leadership committee is assisted by its compensation consultant, as well as our Chief Executive Officer, our Chief People Officer (except with respect to their own compensation), and our executive compensation staff to formulate recommendations with respect to specific compensation actions. The compensation and leadership committee makes all final decisions regarding compensation for our executive officers, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. The compensation and leadership committee meets on a regularly-scheduled basis and at other times as needed and periodically reviews compensation matters with the entire board of directors.
Annually, the compensation and leadership committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions and decisions (i) are properly coordinated, (ii) are aligned with our vision, mission, values and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation and leadership committee may make any necessary or appropriate modifications to our existing plans and arrangements or adopt new plans or arrangements.
The compensation and leadership committee also conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation and leadership committee reviews market trends and changes in competitive compensation practices, as described below.
The factors to be considered by the compensation and leadership committee in determining the compensation of our executive officers, including our NEOs, include:

•	the recommendations of our Chief Executive Officer (except with respect to his own compensation), with the advice of our Chief People Officer;

•	our financial and other objective elements of corporate performance;

•	our corporate and individual achievements against one or more short-term and long-term performance objectives;

•	the individual performance of each executive officer against his or her business objectives;

•	a review of the relevant competitive market analysis prepared by its compensation consultant (as described below);

•	the expected future contribution of the individual executive officer;

•	historical compensation decisions we have made regarding our executive officers; and

•	internal pay equity based on the impact on our business and performance.
The compensation and leadership committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in making its decisions. The members of the compensation and leadership committee consider this information in light of their individual experience, knowledge of GoPro, knowledge of each executive officer, knowledge of the competitive market and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the compensation and leadership committee evaluates the performance of our Chief Executive Officer each year and makes all decisions regarding his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. Our Chief Executive Officer is not present during any of the deliberations regarding his compensation.
Role of our Chief Executive Officer
Our Chief Executive Officer works closely with the compensation and leadership committee in determining the compensation of our other executive officers, including the other NEOs. Our Chief Executive Officer works with the compensation and leadership committee to recommend the structure of the annual Executive Bonus Plan, to identify and develop corporate and individual performance objectives for the annual Executive Bonus Plan, and to evaluate actual performance against the selected measures.
At the beginning of each year, our Chief Executive Officer reviews the performance of our other executive officers, including the other NEOs, for the previous year, and makes recommendations to the compensation and leadership committee for each element of compensation. The compensation and leadership committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target compensation of each executive officer (other than our Chief Executive Officer), as well as each individual compensation element.
While the compensation and leadership committee will consider our Chief Executive Officer’s recommendations, as well as the competitive market analysis prepared by Compensia, these recommendations and market data serve as only two of several factors that the compensation and leadership committee considers in making its decisions with respect to the compensation of our executive officers. No executive officer participates in the determination of the amounts or elements of his or her own compensation.
Role of Compensation Consultant
Pursuant to its charter, the compensation and leadership committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as determined in its sole discretion, to assist in carrying out its responsibilities. The compensation and leadership committee has the authority to make all determinations regarding the engagement, fees and services of these advisors, and any such advisor reports directly to the compensation and leadership committee.
Accordingly, the compensation and leadership committee has engaged Compensia to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation and leadership committee by Compensia in 2019 included the following:

•	researched, analyzed and developed a proposed compensation peer group;

•	provided advice with respect to compensation best practices, regulatory developments and market trends for executive officers and members of our board of directors;

•	conducted an analysis of long-term incentive equity practices currently used by our compensation peer group and advised on the design of our long-term incentive plans;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors;

•	provided design advice on our annual Executive Bonus Plan; and

•	provided ad hoc advice and support throughout the year.
Representatives of Compensia attend all meetings of the compensation and leadership committee and communicate with the compensation and leadership committee outside of meetings. Compensia reports to the compensation and leadership committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer, our Chief People Officer, and members of our executive compensation staff, for purposes of gathering information on proposals that management may make to the compensation and leadership committee.
The compensation and leadership committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable Nasdaq listing standards and has concluded that its relationship with Compensia and their respective work on behalf of the compensation and leadership committee has not raised any conflict of interest.
Compensation Peer Group
Given our unique history and business, market competitors and geographical location, the compensation and leadership committee believes that the competitive market for executive talent includes publicly traded technology companies, including Internet-based product and services companies. Accordingly, it develops a compensation peer group to contain a carefully selected cross-section of public companies using factors described below, with revenues and market capitalizations that are similar to ours and that may also compete in a similar market for executive talent.
Each year, in the fourth quarter, the Company reviews its standards and benchmarks for setting executive compensation including our NEOs, for the upcoming fiscal year. One of the benchmarks we use is the peer group reference. In October 2018, the compensation and leadership committee directed Compensia to formulate a group of peer companies to be used as a reference for market positioning and for assessing competitive market practices in connection with making 2019 executive compensation decisions. Compensia reviewed the pool of U.S.-based publicly traded companies, taking into consideration our industry sector, the size of such companies (based on revenues and market capitalization) relative to our size and growth rate, and the following additional factors:

•	the comparability of the company’s primary sales channels, including via the Internet;

•	the company’s consumer products and/or business services focus;

•	the comparability of the company’s operating history;

•	the comparability of the company’s organizational complexities and growth attributes;

•	the stage of the company’s maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of the company’s operational performance (for consistency with our strategy and future performance expectations).
Following this review, Compensia recommended to the compensation and leadership committee a peer group of 20 information technology and consumer-oriented companies, which the compensation and leadership committee subsequently approved. The selected companies had revenues ranging from $680 million to $2.8 billion and market capitalizations ranging from $130 million to $3.7 billion, which were comparable peers at the time of selection. The compensation and leadership committee reviewed the compensation data drawn from the compensation peer group to develop a representation of the “competitive market” specifically tailored to GoPro with respect to current executive compensation levels and related policies and practices. The compensation and leadership committee then evaluated how its contemplated compensation actions and decisions compared to the competitive market.
The companies comprising the 2019 compensation peer group are as follows:

Acushnet Holdings	Electronics For Imaging	MoneyGram International	Shutterfly
Callaway Golf	Fitbit	NETGEAR	Stitch Fix
Crocs	Gogo	Pandora Media	TiVo
Decker Outdoor	Groupon	Plantronics	Universal Electronics
Eastman Kodak	iRobot	RH	Vista Outdoor

As an overarching objective, we seek to design each pay element to align the compensation of our management team with our corporate performance and long-term value creation for our stockholders. That principle has guided the design of both the annual and long-term incentive compensation of our executive officers. The compensation and leadership committee does not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely using benchmarking as guidance. The compensation and leadership committee, however, does believe that information regarding the compensation practices at our compensation peer group is useful in two respects. First, the compensation and leadership committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages.

Other Compensation Policies
Compensation Recoupment Policy
We maintain a compensation recoupment policy applicable to cash incentive-based compensation awards paid to our executive officers. In the event of a substantial restatement of financial results filed with the Securities and Exchange Commission, the policy permits the board, if the board determines appropriate under the circumstances, and the executive officer engaged in fraud or intentional illegal conduct that materially contributed to the restatement, to seek recovery of all or any portion of the cash incentive awards paid or awarded to an executive officer in excess of the awards that would have been paid or awarded based on the restated financial results.
In addition, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as applicable to all public companies, we may be legally required to seek reimbursement from our Chief Executive Officer and Chief Financial Officer if, as a result of their misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.
Equity Grant Policy
It is our policy to avoid the granting of equity awards close in time to the release of material non-public information, and we have adopted a written equity grant policy to specify the timing of the effectiveness of our equity awards to avoid such timing. This policy, which we review annually and update as necessary, provides the following guidelines to be observed by the compensation and leadership committee and our board of directors in administering the grant of equity awards under our equity compensation plans in 2019:

•
upon our IPO, when the 2014 Plan became effective, our board of directors delegated to the compensation and leadership committee the express authority to administer our 2014 Plan, including the authority to grant awards under the 2014 Plan;

•
our board of directors has delegated to the equity management committee (a committee consisting solely of our Chief Executive Officer) the non-exclusive authority to grant equity awards under the 2014 Plan to employees below the level of executive staff vice president where the awards fall within standard guidelines approved by the compensation and leadership committee and subject to a limitation on the number of shares of our common stock that may be granted in any year;

•	equity awards approved by the management committee will be periodically granted on the 15th day of February, May, August or November;

•
all equity awards granted outside the equity management committee guidelines or to our employees at or above the level of vice president who serve on the Company’s executive staff must be approved by the compensation and leadership committee; and

•	all equity awards to the non-employee members of our board of directors will be granted automatically in accordance with the terms of our Director Compensation Policy.

Under our 2014 Plan, the exercise price of any option to purchase shares of our Class A common stock may not be less than the fair market value (based on the market closing price) of our Class A common stock on the date of grant.
Stock Ownership Guidelines
The Company maintains a stock ownership policy to better align the interests of our Chief Executive Officer, our President, and our non-employee directors with the interests of our stockholders. Pursuant to our policy, our Chief Executive Officer is required to achieve ownership of our common stock valued at five times his annual base salary. Our non-employee directors are required to achieve ownership of our common stock valued at five times the amount of the annual retainer payable to directors within five years of joining the Board. The ownership levels of our directors and our Chief Executive Officer as of March 31, 2020, are set forth in the beneficial ownership table section below, and each of our directors and our Chief Executive Officer met the requirements of, and were in compliance with, our stock ownership guidelines as of March 31, 2020.
Derivatives Trading and Hedging and Pledging Policies
We have adopted a policy prohibiting our employees, including our executive officers, and members of our board of directors from speculating in our equity securities, including the use of short sales or any equivalent transaction involving our equity securities. In addition, they may not engage in any other hedging, pledging or monetization transactions or trading on margin and other similar or related arrangements, with respect to the securities that they hold. Finally, no employee, including an executive officer, or member of our board of directors may acquire, sell, or trade in any interest or position relating to the future price of our equity securities.
Rule 10b5-1 Sales Plans
From time to time, certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. The adoption, amendment, termination and certain other actions with respect to Rule 10b5-1 plans must comply with the terms of our Policy on Securities Trades by GoPro, Inc. Personnel and the GoPro, Inc. Requirements for Trading Plans.
2017 Say on Pay Vote

We held a non-binding advisory stockholder vote on the compensation program for our named executive officers, commonly referred to as a "say on pay" vote, at our 2017 Annual Meeting of Stockholders. Over 99.66% of the voting power of shares voted at the 2017 Annual Meeting of Stockholders were cast in favor of our say on pay proposal. Our then Compensation and Leadership Committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, and practices for our named executive officers. The Compensation and Leadership Committee and the Nominating and Governance Committee will continue to consider the outcome of our say on pay votes and our stockholder views when making compensation decisions for our named executive officers, including the outcome of Proposal No. 3 (non-binding advisory vote on executive compensation) at this Annual Meeting.

Frequency of Say-on-Pay Advisory Vote
As previously reported, at our 2015 annual meeting of stockholders, our stockholders selected, on a non-binding advisory basis, three years as the frequency at which we will hold a non-binding advisory vote to approve the compensation to be paid by us to our NEOs. Based on these results, our board of directors has determined that we will conduct future stockholder advisory votes regarding compensation awarded to our NEOs once every three years. This policy will remain in effect until the next stockholder vote on the frequency of stockholder advisory votes on the compensation of NEOs, expected to be held at our 2021 annual meeting of stockholders.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Tax Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers.
Under the Tax Cuts and Jobs Act in December 2017, however, it repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017, and which have not subsequently been materially modified. Because of ongoing uncertainties in the interpretation and implementation of the changes to Section 162(m), however, including the scope of the transition relief, we can offer no assurance of the deductibility of our compensatory arrangements.
Accounting for Stock-Based Compensation
The compensation and leadership committee considers the potential accounting treatment in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.
FASB ASC Topic 718 requires us to recognize the grant date fair value of all share-based payment awards to employees in our financial statements, including grants of options to purchase shares of our Class A common stock as well as RSUs and PSUs that may be settled for shares of our Class A common stock.
FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
Compensation-Related Risks
Our board of directors is responsible for the oversight of our risk profile, including compensation-related risks. The compensation and leadership committee monitors our compensation policies and practices as applied to our employees to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking. In October 2019, our compensation and leadership committee conducted a review of our compensation programs, including our executive compensation program, and, based on this review, determined that the level of risk associated with these programs is not reasonably likely to have a material adverse effect on the Company.
Business Highlights for 2019
2019 business highlights include the following:

•
In 2019, we released the HERO8 Black and MAX cameras which have redefined what's possible with a GoPro camera. HERO8 Black reinvents the HERO camera with its lighter, sleeker design, with folding mounting fingers, expansion mods and HyperSmooth 2.0. MAX is like having three cameras in one: a maximum-stabilized single-lens HERO camera, a dual lens spherical camera and a high-performance vlogging camera, with all modes benefiting from MAX HyperSmooth making MAX the most stabilized camera at any price point in all of digital imaging.

•
In July, we combined the GoPro and Quik Apps into one mobile editing experience. We integrated the best of the Quik video editing app into the GoPro app to create a single app experience for the GoPro user. As a result, usage of the GoPro App’s automatic editing tools grew 400% year-over-year in the fourth quarter of 2019.

•
Throughout 2019, we focused on expanding the value and awareness of our Plus offerings, which led to 69% year-over-year growth in paying Plus subscribers. Our efforts included the introduction and international roll-out of new benefits for the Plus Subscriber, including unlimited cloud storage of original quality videos and photos, no-questions asked damaged camera replacement, and discounts on GoPro accessories.

•
For the second consecutive year, we deepened the relationship with our global community by including them in the launch of HERO8 Black and MAX with the Million Dollar Challenge, showcasing the passions and talents of our community and rewarding 45 creators with an equal share of $1 million. We received 42,000 video submissions, an increase of 68% vs. last year’s Million Dollar Challenge.

•	We achieved revenue growth and non-GAAP profitability for the year.
Other financial and operational highlights included the following:

•	GoPro revenue for the full year 2019 was $1.195 billion, up 4% year-over-year.

•	GoPro’s adjusted EBITDA for the full year 2019 was $72 million, a 230% increase year-over-year.

•	We successfully completed the move of our U.S.-bound camera production to Guadalajara, Mexico.

•
In April, GoPro’s YouTube channel surpassed 2 billion cumulative views, and GoPro’s content achieved all-time highs in 2019, with more than 2 million organic views per day across all channels in 2019, 737 million organic, non-paid views in total, an increase of 29% year-over-year.

•	GoPro gained more than four million new social followers in 2019, growing its total following to 42.8 million across all platforms.
2019 was a successful year in which we achieved both revenue growth and full year non-GAAP profitability with our two new flagship cameras, HERO8 Black and MAX while continuing to grow our GoPro Plus subscription service. Due to a late stage production delay we shifted HERO8 Black shipments from the third quarter to the fourth quarter of 2019, resulting in a significant revenue shift between the quarters.
We are proud of the many product achievements described above which reflect our focus to obsessively serve on delivering the products and services that delight our users, and which we believe will drive camera sales and improve control over our financial results. We continue to focus on reducing operating expenses as we strive to bring value to our stockholders and customers. Decisions related to base salaries, bonus payouts and equity awards for 2019 reflect our product and service achievements and challenges we experienced in 2019.
Base Salary for Named Executive Officers
In February 2019, in connection with our 2018 results, the compensation and leadership committee reinstated Mr. Woodman's base salary of $800,000 effective January 1, 2019. At the same meeting the compensation and leadership committee reviewed Messrs. McGee, Barna, Jahnke and Ms. Saltman's base salaries based on an analysis prepared by with Compensia regarding the competitive market, as well as performance as evaluated by our Chief Executive Officer. At that time, the compensation and leadership committee approved a base salary of $500,000 for Mr. McGee, $450,000 for Mr. Barna, $375,000 for Mr. Jahnke, and $375,000 for Ms. Saltman.
In October 2019, Mr. McGee's base salary was increased to $525,000 to reward his proven leadership and deep understanding of our business.
The base salaries of our NEOs during 2019 are set forth in the “2019 Summary Compensation Table” below.
Annual Cash Bonuses for Named Executive Officers
In February 2019, the compensation and leadership committee awarded cash bonus opportunities to our executive officers, including our NEOs. The compensation and leadership committee exercised its authority to select net revenue and pre-tax profit (loss) weighted at 30% and 70% respectively, as the performance measures for the 2019 annual cash bonus opportunities for our executive officers, and also established the related threshold and target performance levels for each of these measures.
Under the 2019 Executive Bonus Plan, the performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, subject to adjustment by the compensation and leadership committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met.

Individual payouts of between 0% and 130% of funded bonuses (with the aggregate individual payouts not to exceed the overall funding level of the plan itself) would also reflect individual performance, based on a review of each executive officer’s actual performance during the year, as ultimately determined by our compensation and leadership committee.
Target Bonus Opportunities
For 2019, the target annual cash bonus opportunities for each of our NEOs under the 2019 Bonus Plan, expressed as a percentage of his or her annual base salary, were as follows:

Named Executive Officer	Annual Base Salary ($)	Target Bonus Opportunity (as a percentage of base salary) (%)	Target Bonus Opportunity ($)
Nicholas Woodman	800,000	100	800,000
Brian McGee(1)	505,137	75	378,853
Sandor Barna(2)	403,154	60	241,892
Dean Jahnke	375,000	75	281,250
Eve Saltman	375,000	50	187,500

(1)
Mr. McGee’s annual base salary for 2019 is the weighted average of his $500,000 annual base salary from January 1, 2019, to October 17, 2019, and his $525,000 annual base salary from October 18, 2019, to December 31, 2019. Mr. McGee’s annual target bonus opportunity (in dollars) for 2019 reflects his target bonus opportunity (as a percentage of base salary) for 2019 multiplied by his weighted average base salary over 2019.

(2)
Mr. Barna’s annual base salary reflects the actual compensation he received during his 2019 employment, and Mr. Barna's actual target bonus opportunity (expressed as a percentage of base salary), in each case, prior to the termination of his employment in November 2019. However, Mr. Barna ceased to be eligible to receive any bonus upon the termination of his employment in November 2019.

The target annual cash bonus opportunities of our executive officers, including the NEOs, focused on our short-term financial objectives as reflected in our annual operating plan while, at the same time, allowed for recognition of individual contributions toward achievement of those objectives and the successful execution of each executive’s individual roles and responsibilities. Target bonus opportunities differ among NEOs based on market data, position and level.
Corporate Performance Objectives
For purposes of the 2019 Executive Bonus Plan, the compensation and leadership committee selected net revenue and pre-tax profit/loss as the corporate performance measures weighted at 30% and 70% respectively, each corresponding to a plan funding level of between 25% and 150%, based on our actual performance between threshold, target, and maximum levels. These metrics were chosen to prioritize our focus on top and bottom line growth. The Executive Bonus Plan would have a funding level of 0% for actual performance below the threshold level, with the average of the two component percentages (either a percentage between 25% and 150% or 0%) determining the plan funding percentage of between 0% and 150%. The target levels for the 2019 corporate performance measures were as follows:

Corporate Performance Measure	2019 Target Level
Net Revenue	$1.227 billion
Pre-Tax Profit/Loss	$48.6 million

Pre-Tax Profit/Loss was determined on a non-GAAP basis which by excluding stock compensation expense, intangible charges, and other one-time charges as appropriate but including bonus expense (including bonus payments under this 2019 Executive Bonus Plan).

The compensation and leadership committee believed these performance measures and weightings were appropriate for our business in 2019, as they focused on maintaining our top line while growing our bottom line. The compensation and leadership committee established target performance levels for each measure at levels that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.
The threshold and target levels of achievement for each corporate performance measure and their respective plan funding percentages, with the actual plan funding percentage with respect to each measure to be determined independently were as follows:

Company Performance Target (Bonus Weighting)		Threshold	Target	Maximum
Net Revenue (1)	Level of Attainment	$1.173 billion	$1.227 billion	$1.240 billion
	Component Funding	25%	100%	150%
Pre-Tax Profit/Loss (1) (2)	Level of Attainment	$15.0 million	$48.6 million	$53.5 million
	Component Funding	25%	100%	150%

(1)	Net revenue would be calculated by our finance department and verified by our executive management, subject to certification and final approval by our compensation and leadership committee.

(2)
Pre-tax profit/loss would be determined on a non-GAAP basis, which excludes stock compensation expenses, intangible charges, and other one-time charges as appropriate but includes bonus expense (including bonus payments under this 2019 Executive Bonus Plan).

(3)
Net profit would be determined on a non-GAAP basis, which excludes stock compensation expenses, intangible changes, and other one-time charges as appropriate but includes non-GAAP taxes and bonus expense (including bonus payments under this 2019 Executive Bonus Plan).

In the event actual performance results were between the threshold and target performance levels, the plan funding percentage would be calculated using linear interpolation of the respective threshold and target percentages.
After the overall level of funding under the 2019 Executive Bonus Plan was determined (between 0% and 150%), our compensation and leadership committee could then adjust individual payouts between 0% and 130% of funded levels, provided that the aggregate bonus payouts under the plan could not exceed the overall level of funding of the plan itself.

Individual Performance
After the end of the year, our Chief Executive Officer evaluated each executive officer’s individual performance, based on his assessment of the executive officer’s individual contributions to our executive team, formulated a recommended total bonus payout under the 2019 Executive Bonus Plan, and then submitted these recommendations to the compensation and leadership committee for review and approval.
2019 Performance Results and Bonus Decisions
In February 2020, the compensation and leadership committee determined that, based on actual 2019 performance with respect to each corporate performance measure, weighted and combined payout results were at 68% of target bonus opportunities, reflecting 54% achievement weighted at 30% of net revenue and 74% achievement weighted at 70% of pre-tax profit/loss target.
The compensation and leadership committee approved our Chief Executive Officer’s recommendations (without exercise of the compensation and leadership committee’s authority to adjust individual bonus payouts in the committee’s sole discretion) for a bonus payment aligned with our results of 68% of target bonus opportunity to each of our NEOs. The payouts under the 2019 Executive Bonus Plan were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity ($)	Actual Annual Cash Bonus Payment ($)	Percentage of Target Annual Cash Bonus Opportunity
Nicholas Woodman(1)	800,000	544,000	68.0
Brian McGee(1)	378,853	257,620	68.0
Dean Jahnke(1)	281,250	191,250	68.0
Eve Saltman(1)	187,500	127,500	68.0
Sandor Barna(2)	241,892	-	-

(1)
Each NEO's annual target bonus opportunity (in dollars) for 2019 reflects his or her target bonus opportunity (as a percentage of base salary) for 2019 multiplied by his or her weighted average base salary over 2019.

(2)
Mr. Barna's actual bonus payment and percentage of target annual cash bonus opportunity for 2019 are listed as zero because he ceased to be eligible to receive any bonus upon the termination of his employment in November 2019.

The annual cash bonuses paid to our NEOs for 2019 are also set forth in the “2019 Summary Compensation Table” below, under the column “Non-Equity Incentive Plan Compensation.”
Long-Term Incentive Compensation
Equity Awards for Named Executive Officers
In 2019, the compensation and leadership committee directed Compensia to review the various long-term incentive vehicles used by our peers and determined that designing a compensation plan using a mix of 25% stock options, 50% RSUs and 25% PSUs would be the best approach for us to attract and retain key talent in our industry and align our executive officers’ interests with the long-term interests of our stockholders. The PSU award would vest only if the committee determined that the "Revenue Hurdle” of $1,173,483,000 in net sales revenue for fiscal year 2019, generated in accordance with GAAP, consistent with the methodology used for reporting on the Form 10-K, was achieved. If the Revenue Hurdle was determined by the committee to not have been achieved, none of the shares under the PSU award would vest and the PSU award will permanently and immediately cancel in full without consideration.
In May 2019, Messrs. Woodman, McGee, Jahnke and Barna and Ms. Saltman were awarded PSUs that may be settled in shares of our Class A common stock. In addition, our NEOs other than our CEO were awarded stock options to purchase shares of our Class A common stock and RSUs that may be settled in shares of our Class A common stock. These awards were based on the competitive market for their respective roles, contributions in 2018 and expected long-term contributions to GoPro.
The equity awards granted to our NEOs in 2019 are set forth in the “2019 Summary Compensation Table” and the “2019 Grants of Plan-Based Awards Table” below.
2020 Compensation for our Chief Executive Officer
Due to the impacts of the COVID-19 pandemic on our company, Nicholas Woodman, our Chief Executive Officer, volunteered to waive his salary for the remainder of the year ending December 31, 2020. Accordingly, Mr. Woodman and GoPro entered into a waiver agreement (the “Waiver Agreement”), which included the foregoing request (the "Salary Waiver"), and provided Mr. Woodman's salary would not be increased again without consent of GoPro, that Mr. Woodman has no entitlement to or expectation of a reversal of the Salary Waiver or other gross-up or true-up of or increase in his salary, and that Mr. Woodman waives “good reason” under his employment agreement in connection with the Salary Waiver and the associated adverse effects on the level of Mr. Woodman’s participation in certain of our company’s benefit plans.

Severance and Change in Control Arrangements
Employment Arrangements
We have entered into written employment offer letters to each of our executive officers, including our Chief Executive Officer and our other NEOs. Each of these arrangements was approved on our behalf by our board of directors or the compensation and leadership committee, as applicable. We believe that these arrangements were appropriate to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.
In entering into these arrangements, our board of directors or the compensation and leadership committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing environment. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the compensation and leadership committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.
Each of these employment arrangements provides for “at will” employment and sets forth the initial or ongoing compensation arrangements for the NEO, including an initial or ongoing base salary, a target annual cash bonus opportunity, and, in some instances, a recommendation for an equity award in the form of stock options, RSUs, or PSUs.
For a summary of the material terms and conditions of the employment arrangements with each of our NEOs, see “Employment, Severance and Change in Control Agreements” below.
Change in Control and Severance Policy
In January 2014, we adopted a Change in Control and Severance Policy, with payments and benefits triggered by a qualifying termination of employment in the event of a change in control of the Company applicable to our executive officers including our NEOs and certain other employees, pursuant to which each individual entered into a written agreement governing such situations. We believe that the severance policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. Second, it helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it incentivizes for our executive officers to remain employed and focused on their responsibilities during the pendency or negotiation of a change in control transaction, which we believe would help to preserve our value and the potential benefit to be received by our stockholders in the transaction. Finally, the Change in Control and Severance Policy is easier for us to administer than individually negotiated severance agreements, as it requires less time and expense in negotiation or execution.
The agreements with our executive officers, including each of our NEOs (other than our Chief Executive Officer) require us to provide certain payments and benefits upon a qualifying termination of employment, which includes a termination of employment without cause or where the NEO resigns with good reason, within three months preceding or 12 months following a change in control of our company. The receipt of these payments and benefits is contingent upon the NEO’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the separation from service. In addition, for six months following termination of employment, and as a condition to the payments and benefits, the NEO must cooperate with any transition efforts that we request and must not disparage us, or our directors, officers, or employees. As noted in the following paragraph, Mr. Woodman, our Chief Executive Officer, is no longer a party to these agreements.
We entered into an employment letter with Mr. Woodman in June 2014, the terms of which supersede in their entirety the change in control and severance agreement he executed in January 2014. This employment letter sets forth the post-employment compensation arrangements for Mr. Woodman in the event of a qualifying termination of employment in connection with a change in control of GoPro.
For descriptions of the change in control severance arrangements with each of our NEOs, including an estimate of the amount payable upon a qualifying termination of employment, see “Arrangement with Our Named Executive Officers” below.
Executive Severance Policy
On February 13, 2019, as part of its annual compensation review process, our compensation and leadership committee approved an Executive Severance Policy, to be immediately effective. Subject to executing a written agreement setting forth the terms and conditions of the Executive Severance Policy, participants thereunder include certain senior leadership team members other than our Chief Executive Officer, as well as such other employees as our board or the committee may designate. The committee designated the following NEOs as participants in the Executive Severance Policy: Messrs. McGee, Barna, Jahnke and Ms. Saltman.
Under the Executive Severance Policy, if a participant undergoes a qualifying termination of employment (as defined in the Executive Severance Policy) and executes an irrevocable general release of claims in favor of GoPro within 60 days following such qualifying termination of employment, we will provide the participant the following severance payments and benefits (in addition to compensation and benefits earned by the participant but not yet paid through the termination date):

•
Cash Severance. We will pay the participant a cash lump sum equal to 12 months of the participant’s base salary (less applicable deductions and withholding), as in effect immediately prior to the participant’s termination by GoPro or, in the case of voluntary termination by the participant with good reason (as defined in the policy), immediately prior to the occurrence of the event constituting good reason.

•
COBRA Payments. Subject to the participant timely electing coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), we will continue to pay the employer portions of such insurance premiums for the participant and/or his or her eligible dependents, as applicable, for up to 12 months following the participant’s termination. Such COBRA subsidies will cease, however, if a participant becomes eligible for comparable group medical, dental and/or vision insurance coverage under the plan(s) of a subsequent employer, or if the participant otherwise ceases to receive COBRA coverage under our plan(s), before the end of the aforementioned 12-month period.

If the participant is or becomes eligible to receive any other cash severance payments and benefits from us comparable to those described in the “Cash Severance” paragraph above, including under a “double-trigger” arrangement in connection with a change in control of GoPro (such as under our Change in Control and Severance Policy), the participant will receive the greater of the payments and benefits under the Executive Severance Policy or under the other arrangement (such as the Change in Control and Severance Policy).

Finally, participants in the Executive Severance Policy are required to agree that, during the six-month period following their cessation of employment, they will cooperate with us in every reasonable respect, use their best efforts to assist us with the transition of their duties to their successors and not in any way or by any means disparage GoPro, the members of our board or our officers and employees.
For descriptions of the severance arrangements with each of our NEOs, including an estimate of the amount payable upon a qualifying termination of employment, see “Arrangements with Our Named Executive Officers” below.

2019 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our NEOs for 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Nicholas Woodman,	2019	800,000	4,157,196	—	544,000	154	(4)	5,501,350
Chief Executive Officer	2018(5)	1	—	—	—	—		1
	2017	800,000	—	—	—	147	(4)	800,147
Brian McGee,(6)	2019	505,137	1,106,347	361,027	257,620	154	(4)	2,230,285
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2018	454,740	724,085	600,225	162,001	176	(4)	1,941,227
	2017	394,808	472,000	468,885	155,456	147	(4)	1,491,296
Dean Jahnke,(7) Vice President Global Sales	2019	375,000	704,038	229,745	191,250	11,354	(8)	1,511,387
Eve Saltman,	2019	375,000	603,464	196,924	127,500	11,354	(8)	1,314,242
Vice President, Corporate/Business Development, General Counsel and Secretary	2018	265,575	499,237	567,901	63,312	46,326	(9)	1,442,351
Sandor Barna,(10)	2019	392,769	704,038	229,745	—	11,354		1,337,906
former Senior Vice President, Chief Technology Officer	2018	417,041	460,778	381,961	109,206	37,474	(11)	1,406,460

(1) The amounts reported in this column represent the aggregate grant date fair value of the RSUs or PSUs, as applicable, made to each NEO in 2019, 2018 and 2017 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. For 2018 and 2019, PSUs were included in in the mix of equity awards granted to our NEOs and are included in the "Stock Awards" column in the table above, along with time-based RSUs. The performance metric selected for the PSUs in each year was based solely on the Company's revenue for a single fiscal year (FY 2018 and FY 2019, respectively) and as such the PSUs were determined to be performance awards under FASB ASC Topic 718.

The grant date fair value for both RSU and PSU awards was determined to be equal to the closing price of our Class A common stock on the date of grant.

The number of PSUs that ultimately vest, if any, depends on whether the Company achieves certain levels of performance with respect to the designated performance measures. The grant date fair values of the PSUs included in this column are based on payouts at target, which we determined, in accordance with the applicable stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards at the time of grant. The table below shows the grant date fair value of the PSUs granted during fiscal 2019, assuming that: (i) our performance with respect to those performance measures will be at target levels (i.e., probable performance); and (ii) our performance with respect to those performance measures will be at levels that would result in a maximum payout.

Note that the amounts reported in this column reflect the accounting cost for these RSUs or PSUs, as applicable, and do not correspond to the actual economic value that may be received by the NEO.

Name	Fiscal Year of Grant	Grant Date Fair Value (Target/Probable Performance) ($)	Grant Date Fair Value (Maximum Performance) ($)
Nicholas Woodman	2019	4,157,196	6,235,794
Brian McGee	2019	368,780	553,173
Dean Jahnke	2019	234,677	352,019
Eve Saltman	2019	201,155	301,736
Sandor Barna	2019	234,677	352,019

(2)
The amounts reported in this column represent the aggregate grant date fair value of option awards made to each NEO in 2019, 2018 and 2017 computed in accordance with FASB ASC Topic 718 and excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the option awards reported in the Option Awards column are set forth in Note 6 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020. Note that the amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the NEO.

(3)
The amounts reported in this column represent the NEO’s annual cash bonus awards, which for 2019, 2018 and 2017, we awarded under the 2019 Executive Bonus Plan, the 2018 Executive Bonus Plan, and the 2017 Executive Bonus Plan, respectively, based on the compensation and leadership committee’s determination of individual and overall company performance.

(4)	Represents the value of corporate merchandise.

(5)
In January 2018, our CEO volunteered to forego salary and bonus for 2018 and entered into a waiver agreement for which he would receive a nominal salary of $1 and no 2018 target cash bonus opportunity. In connection with our 2018 results, the compensation and leadership committee reinstated Mr. Woodman's base salary and target opportunity effective January 1, 2019.

(6)	Effective as of February 3, 2020, Mr. McGee was promoted to Executive Vice President, Chief Financial Officer and Chief Operating Officer.

(7)	Mr. Jahnke was promoted to Vice President, Global Sales in June 2018 and designated by the Board as an executive officer on February 4, 2019.
(8) Represents $11,200 in matching 401(k) account contributions and $154 in value of corporate merchandise.
(9) Represents a $25,000 for a sign-on bonus, $9,650 for an additional spot bonus, $11,000 in matching 401(k) account contributions, $500 in charitable contribution matching and $176 in value of corporate merchandise.

(10)	Mr. Barna resigned as our Senior Vice President, Chief Technology Officer effective on November 20, 2019.

(11)
Represents $16,646 for an additional spot bonus, $8,652 under the employee annual bonus plan, $11,000 in matching 401(k) account contributions, $1,000 in charitable contribution matching and $176 in value of corporate merchandise.

2019 Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2019 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the 2019 Summary Compensation Table. All options and stock awards represented in the table below were granted pursuant to our 2014 Plan, unless otherwise noted.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Type	Grant Date	Approval Date	Threshold ($)(1)	Target ($)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)	All Other Stock Awards: Number of Shares or Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Nicholas Woodman	Cash	N/A	—	200,000	800,000	1,200,000
	PSU(6)	05/15/2019	03/25/2019	—	—	—	137,656	550,622	825,933	—	—	—	4,157,196
Brian McGee(5)	Cash	N/A	—	94,713	378,853	568,280	—	—	—	—	—	—	—
	PSU(6)	05/15/2019	03/25/2019	—	—	—	12,211	48,845	73,268	—	—	—	368,780
	RSU(7)	05/15/2019	03/25/2019	—	—	—	—	—	—	97,691	—	—	737,567
	Option(8)	05/15/2019	03/25/2019	—	—	—	—	—	—	—	95,819	7.55	361,027
Dean Jahnke	Cash	N/A	—	70,313	281,250	421,875	—	—	—	—	—	—	—
	PSU(6)	05/15/2019	03/25/2019				7,771	31,083	46,625	—	—	—	234,677
	RSU(7)	05/15/2019	03/25/2019	—	—	—	—	—	—	62,167	—	—	469,361
	Option(8)	05/15/2019	03/25/2019	—	—	—	—	—	—	—	60,976	7.55	229,745
Eve Saltman	Cash	N/A	—	46,875	187,500	281,250	—	—	—	—	—	—	—
	PSU(6)	05/15/2019	03/25/2019				6,661	26,643	39,965				201,155
	RSU(7)	05/15/2019	03/25/2019	—	—	—	—	—	—	53,286	—	—	402,309
	Option(8)	05/15/2019	03/25/2019	—	—	—	—	—	—	—	52,265	7.55	196,924
Sandor Barna	Cash	N/A	—	60,473	241,892	362,838	—	—	—	—	—	—	—
	PSU(6)	05/15/2019	03/25/2019	—	—	—	7,771	31,083	46,625	—	—	—	234,677
	RSU(7)	05/15/2019	03/25/2019	—	—	—	—	—	—	62,167	—	—	469,361
	Option(8)	05/15/2019	03/25/2019	—	—	—	—	—	—	—	60,976	7.55	229,745

(1)
As set forth under the 2019 Executive Bonus Plan, the threshold amount represents corporate financial performance of (i) achievement of net revenue at $1.17 billion and (ii) achievement of pre-tax profit/loss of $15 million, which, together, would result in an overall plan funding level of 25% (and individual bonus payouts at 25% of annual target bonus opportunities for 2019, subject to adjustment by the compensation and leadership committee).

(2)
As set forth under the 2019 Executive Bonus Plan, the maximum amount represents corporate financial performance of (i) achievement of net revenue at $1.24 billion and (ii) achievement of pre-tax profit/loss of $53 million, which, together, would result in an overall plan funding level of 150% (and individual bonus payouts at 150% of annual target bonus opportunities for 2019, subject to adjustment by the compensation and leadership committee).

(3)
The amounts in these columns represent the threshold, target, and maximum number of shares that may be earned and vest with respect to performance-based restricted stock units granted during fiscal 2019.

(4)
The amounts reported in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. The grant date fair value for PSU awards was computed based on achievement of the PSU awards’ performance at 100% of the target number of shares granted, which was the probable outcome of the performance conditions on the grant date. The grant date fair value for both RSUs and PSUs was determined to be equal to the closing price of our Class A common stock on date of grant. The assumptions used in calculating the grant date fair value of the option awards reported in the Option Awards column are set forth in Note 6 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14,

2020. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO.

(5)	Mr. McGee’s estimated future payouts under the 2019 Executive Bonus Plan reflect his weighted-average base salary over 2019.

(6)
The PSUs granted on May 15, 2019, are scheduled to vest between February 15, 2020, and February 15, 2022, subject to the satisfaction of the performance condition for the performance period beginning on January 01, 2019, and ending on December 31, 2019, as determined by the compensation and leadership committee. If the Minimum (Threshold) Revenue Hurdle is determined by the compensation and leadership committee not to have been achieved, none of the shares under the PSU awards will be earned or vest and the PSU awards will be forfeited in their entirety for no value. If the Minimum (Threshold) Revenue Hurdle, Target Revenue Hurdle or Maximum Revenue Hurdle are determined to by the compensation and leadership committee to have been achieved the PSUs earned will be determined according to the following Revenue Hurdle Schedule.

Revenue Hurdle Schedule	% PSUs Granted that are Earned
Minimum (Threshold) Revenue Hurdle	25%
Target Revenue Hurdle	100%
Maximum Revenue Hurdle	150%

If the achievement against the Revenue Hurdles falls between the Minimum (Threshold) Revenue Hurdle and the Target Revenue Hurdle or between the Target Revenue Hurdle and the Maximum Revenue Hurdle, the number of PSUs that will be earned and subject to the time-based vesting will be determined by the compensation and leadership committee.

After the number of earned PSUs has been determined, 1/3rd of the earned PSUs will vest on the later of (x) February 15, 2020, or (y) the date when the compensation and leadership committee determines the Revenue Hurdles achieved, and the remaining earned PSUs will vest quarterly thereafter on the 15th of each of February, May, August and November, subject to the participant’s continued service to the Company through each vesting date. Unearned and unvested PSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the participant and the Company.

(7)
One-fourth of the total RSUs granted vest on February 15, 2020, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to the participant’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the participant and the Company.

(8)
One-fourth of the total options granted vest on February 15, 2020, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to the participant’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between the participant and the Company.

Outstanding Equity Awards at December 31, 2019 Table
The following table provides information concerning unexercised options, stock that has not vested and outstanding equity incentive plan awards for each NEO as of December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date	Award Type	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(2)	Award Type	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Nicholas Woodman	—	—	—	—	PSU(3)	302,843	1,314,339	N/A	—	—
Brian McGee	30,000(4)	—	28.54	10/14/2025	RSU(5)	10,000	43,400	N/A	—	—
	83,183(6)	3,617(6)	10.71	02/02/2026	RSU(7)	8,334	36,170	N/A	—	—
	107,323(8)	6,313(8)	9.44	02/14/2027	RSU(9)	37,845	164,247	N/A	—	—
	92,337(10)	109,128(10)	5.74	05/14/2028	RSU(11)	97,691	423,979	N/A	—	—
	0(12)	95,819(12)	7.55	05/14/2029	PSU(3)	26,867	116,603	N/A	—	—
Dean Jahnke	9,600(13)	—	16.39	04/30/2024	RSU(14)	125	543	N/A	—	—
	18,541(15)	37,085(16)	5.83	08/14/2028	RSU(16)	22,500	97,650	N/A	—	—
	0(12)	60,976(12)	7.55	05/14/2029	RSU(11)	62,167	269,805	N/A	—	—
	—	—	—	—	PSU(3)	17,099	74,210	N/A	—	—
Eve Saltman	85,783(17)	110,295(17)	5.58	04/14/2028	RSU(18)	67,102	291,223	N/A	—	—
	0(12)	52,265(12)	7.55	05/14/2029	RSU(11)	53,286	231,261	N/A	—	—
	—	—	—	—	PSU(3)	14,655	63,603	N/A	—	—
Sandor Barna(19)	15,000(20)	—	28.54	10/14/2025	N/A	—	—	N/A	—	—
	25,208(21)	—	12.30	02/25/2026	N/A	—	—	N/A	—	—
	57,078(22)	—	8.69	12/14/2026	N/A	—	—	N/A	—	—
	56,089(10)	—	5.74	05/14/2028	N/A	—	—	N/A	—	—

(1)
Represents the fair market value of a share of our Class A or Class B common stock, as applicable. For options granted pre-IPO, market value of our common stock was determined by our board of directors on the date of grant. For options granted after our IPO, market value is the closing price of our Class A common stock on the date of grant. See Note 6 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020, for a discussion of the valuation of our Class A common stock.

(2)
The amounts in these columns represent shares of restricted stock units with service-based vesting requirements, including PSUs for which the performance conditions have been satisfied but are subject to additional time-based service requirements. The PSUs for which the performance conditions have been satisfied continue to be denoted as "PSUs" in these columns for reference. The share numbers and values for the 2019 PSUs for which the performance conditions have been met reflect a downward adjustment to 55% of the original target shares based on the goal metric certification by the compensation and leadership committee on February 18, 2020.

(3)
After the number of earned PSUs was determined by the compensation and leadership committee on February 18, 2020, 1/3rd of the earned PSUs vested on February 18, 2020, and the remaining earned PSUs will vest quarterly on the 15th of each of February, May, August and November, until the PSUs are fully vested, subject to the participant’s continued service to the Company through each vesting date. Unvested PSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the participant and the Company.

(4)	One-fourth of the total options granted vested on September 28, 2016, and an additional 1/48th vested monthly thereafter until the option was fully vested.

(5)
One-fourth of the total RSUs granted vested on February 15, 2017, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(6)
One-fourth of the total options granted vested on February 3, 2017, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(7)
One-sixth of the total RSUs granted vested on August 15, 2017, and an additional 1/6th will vest semi-annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(8)
One-sixth of the total options granted vested on August 15, 2017, and an additional 1/36th will vest monthly thereafter until the options are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(9)
One-fourth of the total RSUs granted vested on February 15, 2019, and an additional 1/4th will vest annually thereafter until the units are fully vested, subject to Mr. McGee’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. McGee and the Company.

(10)
One-fourth of the total options granted vested on February 15, 2019, and an additional 1/48th will vest monthly thereafter, until the options are fully vested, subject to the participant’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and service agreement between the participant and the Company.

(11)
One-fourth of the total RSUs granted will vest February 15, 2020, and an additional 1/4th will vest annually thereafter until the units are full vested, subject to the participant’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between the participant and the Company.

(12)
One-fourth of the total options granted will vest on February 15, 2020, and an additional 1/48th will vest monthly thereafter, until the options are fully vested, subject to the participant’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and service agreement between the participant and the Company.

(13)
One-fourth of the total options granted vested on March 31, 2015, and an additional 1/48th vested monthly thereafter until the option was fully vested. Mr. Jahnke received this stock option award on May 01, 2014, prior to our IPO under the 2010 Plan. All options under the 2010 Plan entitle the option holder to conduct a cash exercise and request that out Class B common stock be issued to settle the exercise. Any other exercise type, and a cash exercise absent such a request, would be settled in our Class A common stock.

(14)
One-fourth of the total RSUs granted vested on August 15, 2017, and an additional 1/4th will vest annually thereafter until the units are full vested, subject to Mr. Jahnke’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. Jahnke and the Company.

(15)
One-fourth of the total options granted vested on August 15, 2019, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. Jahnke’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. Jahnke and the Company.

(16)
One-sixth of the total RSUs granted vested on August 15, 2018, and an additional 1/6th will vest semi-annually thereafter until the units are full vested, subject to Mr. Jahnke’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Mr. Jahnke and the Company.

(17)
One-fourth of the total options granted vested on March 29, 2019, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Ms. Saltman’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested subject to the terms of the change in control and severance agreement between Ms. Saltman and the Company.

(18)
One-fourth of the total RSUs granted vested on April 15, 2019, and an additional 1/4th will vest annually thereafter until the units are full vested, subject to Ms. Saltman’s continued service to the Company through each vesting date. Unvested RSUs may accelerate and become vested subject to the terms of the change in control and severance agreement between Ms. Saltman and the Company.

(19)
Mr. Barna resigned as our Senior Vice President, Chief Technology Officer effective on November 20, 2019. All unvested stock options, RSUs and PSUs were forfeited at termination of employment. Vested, outstanding stock options have the standard 3-month post-termination of employment grace period in which to be exercised; if not exercised, the vested, outstanding stock options will be cancelled on February 20. 2020.

(20)
One-fourth of the total options granted vested on September 22, 2016, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(21)
One-fourth of the total options granted vested on February 26, 2017, and an additional 1/48th will vest monthly thereafter until the options are fully vested, subject to Mr. Barna’s continued service to the Company through each vesting date. Unvested options may accelerate and become vested and exercisable subject to the terms of the change in control and severance agreement between Mr. Barna and the Company.

(22)	One-fourth of the total options granted vested on June 15, 2017, and an additional 1/24th vested monthly thereafter until the option was fully vested.

Option Exercises and Stock Vested Table
The following table provides information concerning the exercise of options and the vesting of RSUs and PSUs in 2019 for each NEO as of December 31, 2019. No options were exercised in 2019. No PSUs vested in 2019. Value realized on vesting of RSUs is based on the fair market value of our Class A common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect the proceeds received by the NEO.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Nicholas Woodman	—	—	—	—
Brian McGee	—	—	43,030	232,263
Dean Jahnke	—	—	23,825	121,620
Eve Saltman	—	—	22,367	149,859
Sandor Barna	—	—	36,189	188,922

Change in Control Arrangements with our Named Executive Officers
Arrangements with Mr. Woodman
Under his employment letter dated June 2, 2014, Mr. Woodman is eligible to receive severance payments and benefits upon a qualifying termination of employment, including a termination of employment in connection with a change in control of our company.
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason prior to a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 12 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment; and

•	continuation of COBRA benefits for 12 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
If Mr. Woodman’s employment is terminated by us for any reason other than cause or he resigns for good reason within 24 months following a change in control of GoPro, he will be eligible to receive:

•	a single lump sum payment equal to the sum of 24 months of his then-current base salary and target bonus (assuming a 150% achievement threshold);

•	an additional payment equal to the pro-rata portion of his actual target bonus for the year of his termination of employment;

•	full accelerated vesting of all the shares of our common stock subject to his then-outstanding and unvested equity awards, if any; and

•	continuation of benefits under COBRA for 18 months following his termination of employment (or if applicable law requires otherwise, a lump sum payment equal to that amount).
These payments and benefits are conditioned on Mr. Woodman’s execution and delivery of an irrevocable release to us within the 60 days following his termination of employment.
Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. Woodman retains, on an after-tax basis, the greatest amount of these payments.
In connection with Mr. Woodman’s Salary Waiver, we entered into the Waiver Agreement with Mr. Woodman, as discussed above under “2020 Compensation for our Chief Executive Officer.”

Arrangements with Mr. McGee
In September 2015, we entered into an employment offer letter with Mr. McGee. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. McGee would be granted an option to purchase 30,000 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over an additional 36 months, subject to his continuous service as of each vesting date. The letter also provided that, subject to the approval of the board of directors, Mr. McGee would be granted 15,000 RSUs to vest in four equal annual installments of 25%, each measured from the date of grant, subject to his continuous service as of each vesting date.
Under his change in control and severance agreement dated September 28, 2015, in the event that we terminate his employment for any reason other than cause or he voluntarily resigns his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. McGee is eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. McGee, including awards that would otherwise only vest upon satisfaction of performance criteria, will accelerate and become vested and exercisable in full immediately prior to his separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. McGee retains, on an after-tax basis, the greatest amount of these payments.
Arrangements with Mr. Jahnke
In March 2014, we entered into an employment offer letter with Mr. Jahnke. Among other things, this letter provided that, subject to the approval of the board of directors, Mr. Jahnke would be granted an option to purchase 9,600 shares of our Class B common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of his commencement of employment and thereafter in equal monthly installments over an additional 36 months, subject to his continuous service as of each vesting date.
Under his change in control and severance agreement dated July 31, 2018, in the event that we terminate his employment for any reason other than cause or he voluntarily resigns his employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Mr. Jahnke is eligible to receive severance payments and benefits as follows:

•	12 months of his then-current base salary;

•	100% of his target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Mr. Jahnke, including awards that would otherwise only vest upon satisfaction of performance criteria, will accelerate and become vested and exercisable in full immediately prior to his separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code will be reduced so that Mr. Jahnke retains, on an after-tax basis, the greatest amount of these payments.
Arrangements with Ms. Saltman
In March 2018, we entered into an employment offer letter with Ms. Saltman. Among other things, this letter provided that, subject to the approval of the board of directors, Ms. Saltman would be granted an option to purchase 196,078 shares of our Class A common stock, which would vest as to 25% of the shares subject to the option on the first anniversary of her commencement of employment and thereafter in equal monthly installments over 36 months thereafter, subject to her continuous employment as of each vesting date. The letter also provided that, subject to the approval of the board of directors, Ms. Saltman would be granted 89,469 RSUs to vest in four equal annual installments of 25%, each measured from the date of grant, subject to her continuous service as of each vesting date.
Under her change in control and severance agreement dated March 29, 2018, in the event that we terminate her employment for any reason other than cause or she voluntarily resigns her employment for good reason within the three-month period preceding or the 12-month period following a change in control of GoPro, Ms. Saltman would be eligible to receive severance payments and benefits as follows:

•	12 months of her then-current base salary;

•	100% of her target annual bonus;

•	$3,000 per month for 12 months in lieu of employee benefits; and

•
all of the shares of our common stock subject to each then-outstanding and unvested equity award held by Ms. Saltman, including awards that would otherwise only vest upon satisfaction of performance criteria, would accelerate and become vested and exercisable in full immediately prior to her separation from service.

Further, if we undergo a change in control, any payments that would be “parachute payments” within the meaning of Section 280G of the Code would be reduced so that Ms. Saltman would retain, on an after-tax basis, the greatest amount of these payments.
Arrangements with Mr. Barna
Mr. Barna resigned as our Senior Vice President, Chief Technology Officer effective on November 20, 2019. Mr. Barna did not receive any benefits or payments in connection with his departure.
Estimated Payments and Benefits as of December 31, 2019
The following table sets forth the estimated payments and benefits that would be received by each of the NEOs upon a change in control of GoPro, upon a termination of employment without cause or following a resignation for good reason under our Executive Severance Policy, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control in GoPro under our Change in Control and Severance Policy. This table reflects amounts payable to each NEO assuming that his or her employment was terminated on December 31, 2019, and the change in control of the Company also occurred on that date. The closing market price per share of our Class A common stock on December 31, 2019, was $4.34.

	Change in Control			Termination of Employment No Change in Control					Termination of Employment Change in Control
Named Executive Officer	Accelerated Vesting of Equity Awards ($)(1)	Excise Tax Payment ($)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)		Accelerated Vesting of Equity Awards ($)(1)	Total ($)	Severance Payment ($)	Medical Benefits Continuation ($)		Accelerated Vesting of Equity Awards ($)(1)	Excise Tax Payment ($)	Total ($)
Nicholas Woodman	—	—	—	1,600,000	34,470	(2)	—	1,634,468	3,200,000	51,705	(2)	1,314,339	—	4,566,042
Brian McGee	—	—	—	918,750	36,000		—	954,750	918,750	36,000		784,399	—	1,739,149
Dean Jahnke				656,250	36,000			692,250	656,250	36,000		442,208		1,134,458
Eve Saltman	—	—	—	562,500	36,000		—	598,500	562,500	36,000		586,087	—	1,184,587
Sandor Barna	—	—	—	—	—		—	—	—	—		—	—	—

(1)
The value of the accelerated vesting of outstanding and unvested equity awards has been calculated based on the closing market price of our Class A common stock on Nasdaq on December 31, 2019, which was $4.34 per share, less, if applicable, the exercise price of each outstanding and unvested stock option. PSUs subject to accelerated vesting upon a qualifying termination of 100% of eligible unvested shares reflect a downward adjustment to 55% of the original target shares based on the goal metric certification by the compensation and leadership committee on February 18, 2020. .

(2)	This amount is cost of COBRA continuation based on Mr. Woodman's 2019 medical, dental and vision benefits costs.

CEO Pay Ratio
The annual total compensation of Mr. Woodman for 2019, as reported in the 2019 Summary Compensation Table, was $5,501,350. The annual total compensation of our median employee for 2019 was $160,222. Based on this information, for 2019, the ratio of the annual total compensation of Mr. Woodman to that of our median employee was approximately 34.3 to 1.
Calculation Methodology
We identified the employee with compensation at the median of the compensation of all our employees (the “median employee”) by considering our employee population as of December 31, 2018 (the “employee population determination date”). As permitted by Item 402(u) of Regulation S-K, we are continuing to use this median employee for calculation of the CEO pay ratio with respect to the year ended December 31, 2019. There has been no change in our employee population or employee compensation arrangements since December 31, 2018 that we reasonably believe would significantly affect our pay ratio disclosure for the year ended December 31, 2019.
We considered all individuals (excluding our Chief Executive Officer) who were employed by us on a worldwide basis (including our consolidated subsidiaries) on the employee population determination date, whether employed on a full-time, part-time, seasonal or temporary basis, including employees on a partial-year leave of absence. The compensation measure used for purposes of identifying the median employee was based on earned salary or wages in 2019. In the case of foreign employees, total direct compensation also included “13th month pay” and any holiday allowance that was statutorily required to be paid as we view such compensation to be akin to earned salary or wages, and all amounts were converted to U.S. dollars using exchange rates in effect on the employee population determination date, without making any cost of living adjustments for employees outside of the United States. We also annualized the cash compensation of any permanent employees that were not employed by us for all of 2019. We believe our methodology represents a consistently applied compensation measure that strikes a balance in terms of administrative burden while consistently treating the primary compensation components for our worldwide employee population.
After identifying our median employee, in calculating the annual total compensation of such employee, we used the same methodology we use to calculate the amount reported for our NEOs in the “Total” column of the 2019 Summary Compensation Table.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE
This report of the compensation and leadership committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation and leadership committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation and leadership committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019.
Submitted by the Compensation and Leadership Committee
Peter Gotcher, Chair
Susan Lyne
Frederic Welts
Lauren Zalaznick

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information as of December 31, 2019, with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Right ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities) Reflected in Column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	12,971,187		10.1564	25,324,966(3)
Equity compensation plans not approved by security holders	—	(4)	—	—
Total	12,971,187		10.1564	25,324,966

(1)	Includes our 2010 Plan, grants assumed under the Sparrow Acquisition Plan (“SAP Plan”), and our 2014 Plan. Excludes purchase rights accruing under our 2014 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PSUs, because these award types have no exercise price.

(3)
There are no shares of common stock available for issuance under our 2010 Plan or under the SAP Plan, but those plans will continue to govern the terms of options or awards granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2010 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2014 Plan. In addition, the number of shares reserved for issuance under our 2014 Plan increased automatically by 5,068,787 on January 01, 2020 and will increase automatically on the first day of January of each of 2021 through 2024 by the number of shares equal to 3% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs and PSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors. There are 7,427,516 shares of Class A common stock available for issuance under the 2014 Employee Stock Purchase Plan. The number of shares reserved for issuance under our 2014 Employee Stock Purchase Plan increased automatically by 1,689,595 on January 01, 2020 and will increase automatically on the first day of January of each year during the term of the 2014 Employee Stock Purchase Plan by the number of shares equal to 1% of the total outstanding shares of our common stock (which includes outstanding shares of our Class A common stock, outstanding shares of our Class B common stock, outstanding stock options and outstanding RSUs and PSUs) as of the immediately preceding December 31 or a lower number approved by our board of directors.

(4)
Excludes outstanding 4,282 RSUs that were assumed as part of an acquisition. In connection with the acquisition, GoPro has only assumed the outstanding RSUs, but not the plan itself, and therefore, no further awards may be granted under the acquired-company plan.

RELATED PARTY TRANSACTIONS
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1 – Election of Directors – Director Compensation,” respectively, since January 1, 2019, we were a party to the following transactions in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Offer Letters and Change In Control Agreements
We have entered into offer letters and change in control severance agreements with our executive officers that, among other things, provide for severance and change in control benefits. See “Executive Compensation – Employment, Severance and Change in Control Agreements” for information about these agreements.
Indemnification of Directors and Officers
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our restated certificate of incorporation and amended and restated bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.
Review, Approval or Ratification of Transactions with Related Parties
Our Corporate Governance Guidelines and our Related Party Transactions policy requires that any transaction with a related party that must be reported under applicable rules of the SEC (other than compensation-related matters), must be reviewed and approved or ratified by our audit committee (other than transactions that are subject to review by our board of directors as a whole or any other committee of our board of directors). In approving or rejecting any such proposal, our audit committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

Other Transactions

As discussed above under 2020 Compensation for Chief Executive Officer, on April 15, 2020, at the request of Mr. Woodman, the Company announced Mr. Woodman entered into a Waiver Agreement, pursuant to which the Company and Mr. Woodman agreed that Mr. Woodman would waive his salary for the remainder of the year ending December 31, 2020.

REPORT OF THE AUDIT COMMITTEE
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.
The audit committee of our board of directors is composed of three independent outside directors. The audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited financial statements for the year ended December 31, 2019. The audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to AS No. 1301 “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board.
The audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from GoPro.
Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee
Kenneth Goldman, Chair
Peter Gotcher
Lauren Zalaznick

ADDITIONAL INFORMATION
Stockholder Proposals to be Presented at Next Annual Meeting
Our bylaws provide that, for stockholder nominations to the board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Secretary at GoPro, Inc., 3000 Clearview Way, San Mateo, California 94402, Attn: Secretary.
To be timely for the 2021 Annual Stockholder’s Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices not earlier than 5:00 p.m. (Pacific Time) on February 17, 2021 and not later than 5:00 p.m. (Pacific Time) on March 19, 2021. A stockholder’s notice to the Secretary must set forth each matter the stockholder proposes to bring before the annual meeting and the information required by our bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2021 Annual Meeting must be received by the Secretary no later than December 22, 2020 in order to be considered for inclusion in our proxy materials for that annual meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2019.
Available Information
GoPro will mail without charge, upon written request, a copy of GoPro’s Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
GoPro, Inc.
3000 Clearview Way
San Mateo, California 94402
Attn: Investor Relations
“Householding” — Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are GoPro stockholders will be “householding” our Annual Report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of Annual Report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions by calling 1-866-540-7095 or writing to: Broadridge House Holding Department, 51 Mercedes Way, Edgewood, NY 11717.
Upon written or oral request, GoPro will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, Annual Report and other proxy materials, you may write GoPro’s Investor Relations department at 3000 Clearview Way, San Mateo, California 94402, Attn: Investor Relations.
Any stockholders who share the same address and currently receive multiple copies of GoPro’s Notice of Internet Availability or Annual Report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or GoPro’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS
The board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

APPENDIX A

Reconciliation of GAAP to Non-GAAP Measure

We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of provision for income taxes, interest income, interest expense, depreciation and amortization, point of purchase (POP) display amortization, stock-based compensation, impairment charges, and restructuring and other costs. We use non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles.

(in thousands)	Year ended December 31, 2019
GAAP net loss	$(14,642)
Income tax benefit	(4,428)
Interest expense	17,872
Depreciation and amortization	26,268
POP display amortization	7,504
Stock-based compensation	37,188
Restructuring costs	2,196
Adjusted EBITDA	$71,958

A- 1

GOPRO, INC.
3000 CLEARVIEW WAY
SAN MATEO, CA 94402-3710

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GPRO2020**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to have the shares voted, your instructions must be received no later than June 1, 2020 by 11:59 P.M. Eastern Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E95628-P32023

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOPRO, INC.

The Board of Directors recommends you vote FOR all of the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Nicholas Woodman
02) Tyrone Ahmad-Taylor
03) Kenneth Goldman
04) Peter Gotcher
05) James Lanzone
06) Alexander Lurie
07) Susan Lyne
08) Frederic Welts
09) Lauren Zalaznick

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Approval of the advisory (non-binding) resolution on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) in this document. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

E95629-P32023

GOPRO, INC.
Annual Meeting of Stockholders
June 2, 2020 10:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Nicholas Woodman and Brian McGee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOPRO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on June 2, 2020, at www.virtualshareholdermeeting.com/GPRO2020 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

*** Exercise Your *Right* to Vote ***

GOPRO, INC.

GOPRO, INC.
3000 CLEARVIEW WAY
SAN MATEO, CA 94402-3710

E95631-P32023

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 9, 2020
Date: June 2, 2020 **Time:** 10:00 AM, PDT
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/GPRO2020

The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/GPRO2020 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT AND FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 19, 2020 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote By Internet:

Before The Meeting:

Go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

During The Meeting:

Go to *www.virtualshareholdermeeting.com/GPRO2020*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E95632-P32023

Voting Items

The Board of Directors recommends you vote FOR all of the following nominees:

1. Election of Directors

   Nominees:

   01) Nicholas Woodman
   02) Tyrone Ahmad-Taylor
   03) Kenneth Goldman
   04) Peter Gotcher
   05) James Lanzone
   06) Alexander Lurie
   07) Susan Lyne
   08) Frederic Welts
   09) Lauren Zalaznick

The Board of Directors recommends you vote FOR the following proposals:

3. Approval of the advisory (non-binding) resolution on executive compensation.

E95633-P32023